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                                                                   Exhibit 10.14



                        MAYA CRUDE OIL SALES AGREEMENT

                                    BETWEEN

                  P.M.I. COMERCIO INTERNACIONAL, S.A. DE C.V.

                                      AND

                       CLARK REFINING & MARKETING, INC.





                          DATED AS OF MARCH 10, 1998

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                             MAYA CRUDE OIL SALES
                                   AGREEMENT


     MAYA CRUDE OIL SALES AGREEMENT, dated as of March 10, 1998 (the "Agreement"), between P.M.I. COMERCIO INTERNACIONAL, S.A. DE C.V., a Mexican corporation (together with in successors and assigns permitted hereunder, "Seller"), and CLARK REFINING & MARKETING, INC., a Delaware corporation (together with its successors and assigns permitted hereunder, "Buyer").

                                  WITNESSETH

     WHEREAS, Buyer is the owner of a fuels refinery located at Port Arthur, Texas;

     WHEREAS, the parties desire to enter into the Agreement in connection with a major upgrading program to be undertaken by Buyer which will enable the Port Arthur refinery to process certain quantities of Maya crude oil; and

     WHEREAS, Buyer desires to purchase and receive from Seller and Seller is willing to sell and deliver to Buyer, for processing at the Port Arthur refinery, Maya crude oil on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, do hereby agree as follows:

                     PART I: DEFINITIONS AND CONSTRUCTION;
                        REPRESENTATIONS AND WARRANTIES

                                   ARTICLE 1

                         DEFINITIONS AND CONSTRUCTION
                         ----------------------------

     1.1 Definitions. For purposes of the Agreement, the following terms shall have the meanings indicated below:

     "Abandonment" means the cessation of an activity relating to the permitting, financing, engineering, procurement or construction of the Project, it being understood that Abandonment shall not include the temporary suspension of such activities.

     "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise, it being understood that, in the case of Seller, Affiliate shall not include Mexico.
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                               TABLE OF CONTENTS
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PART I: DEFINITIONS AND CONSTRUCTION; REPRESENTATIONS AND
         WARRANTIES..........................................................  2

                                   ARTICLE 1
                         DEFINITIONS AND CONSTRUCTION........................  2

     1.1 Definitions.........................................................  2
     1.2 Singular and Plural................................................. 10
     1.3 Headings and References............................................. 10

                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES....................... 11

     2.1 Representations and Warranties of Buyer............................. 11
     2.2 Representations and Warranties of Seller............................ 12

PART II:  THE PROJECT

                                   ARTICLE 3
                      OBLIGATION TO UNDERTAKE THE PROJECT.................... 15

                                   ARTICLE 4
                      COMPLETION AND DELAY OF THE PROJECT.................... 17

     4.1 Completion.......................................................... 17
     4.2 Adjustment for Force Majeure........................................ 18
     4.3 Force Majeure Events................................................ 18
     4.4 Right to Extend Scheduled Completion Date........................... 19

                                   ARTICLE 5
                         BUYER'S RIGHT TO TERMINATE.......................... 20

     5.1 Right to Terminate.................................................. 20
     5.2 Termination for Other Reasons....................................... 20
     5.3 Project Reinitiation................................................ 21

PART III:  PURCHASE AND SALE

                                   ARTICLE 6
                           PURCHASE AND SALE OF MAYA......................... 23
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                                   ARTICLE 7
                                   QUANTITY...................................23

     7.1 Contract Quantity....................................................23
     7.2 Phase-out of Contract Quantity.......................................25

                                   ARTICLE 8
                                 UNDERLIFTING.................................25

     8.1 Remedies.............................................................25
     8.2 Operational Tolerance................................................26
     8.3 Apportionment of Underlifting........................................27
     8.4 Determination of Operational Tolerance...............................28

                                   ARTICLE 9
                                 UNDERDELIVERY................................28

                                  ARTICLE 10
                                     PRICE....................................29

     10.1 Regular Price.......................................................29
     10.2 Alternative Pricing.................................................29
     10.3 Reinstatement of Regular Price......................................30
     10.4 Certification by Seller.............................................30

                                  ARTICLE 11
                                PAYMENT TERMS.................................31

     11.1 Adjustments in Respect of Differential Guarantee....................31
     11.2 Currency Time and Place of Payment; Overdue Payments................31
     11.3 Payment Expenses....................................................32
     11.4 Security for Payment................................................32
     11.5 Suspension of Deliveries............................................35
     11.6 Shipping Documents..................................................35

                                  ARTICLE 12
                                  NO SET-OFF..................................36

                                  ARTICLE 13
                               NOTICE OF CLAIMS...............................36

                                  ARTICLE 14
                     TERMINATION BY SELLER OR BUYER...........................36
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                                  ARTICLE 15
                             EFFECT OF TERMINATION........................... 37

     15.1 Termination Not to Relieve Obligations............................. 37
     15.2 Acceleration....................................................... 37

                                  ARTICLE 16
                                 FORCE MAJEURE............................... 37

     16.1 Relief from Liability.............................................. 37
     16.2 Notice............................................................. 38
     16.3 Payment for Mava Sold and Delivered................................ 38
     16.4 Pro-rata Apportionment............................................. 38
     16.5 Extension of Guarantee Period...................................... 38
     16.6 Meaning of Force Majeure........................................... 39

PART IV: DIFFERENTIAL GUARANTEE.............................................. 40

                                  ARTICLE 17
                          SHORTFALL IN DIFFERENTIALS......................... 40

                                  ARTICLE 18
                           SURPLUS IN DIFFERENTIALS.......................... 42

                                  ARTICLE 19
                     CALCULATION OF DIFFERENTIAL GUARANTEE................... 43

     19.1 Time of Delivery................................................... 43
     19.2 Examples of the Operation of Part IV............................... 43
     19.3 Quarterly Calculation.............................................. 43

                                  ARTICLE 20
                             DIFFERENTIAL FORMULA............................ 44

     20.1 Alternative Differential Calculation............................... 44
     20.2 Reinstatement of Differential Calculation.......................... 44

PART V: DELIVERY TERMS....................................................... 45

                                  ARTICLE 21
                        ARRIVAL PROCEDURES AND LIFTING....................... 45

     21.1 Lifting Program.................................................... 45
     21.2 Substitution of Tankers............................................ 47
     21.3 Advice of ETA...................................................... 48
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     21.4  Notice of Readiness............................................... 48
     21.5  Oil Pollution..................................................... 49

                                  ARTICLE 22
                         LOADING CONDITIONS: DEMURRAGE....................... 50

     22.1  Berthing of Tankers; Commencement of Laytime...................... 50
     22.2  Shifting Loading Point of Tankers................................. 51
     22.3  Allowed Laytime................................................... 51
     22.4  Adjustments to Laytime............................................ 52
     22.5  Demurrage......................................................... 53
     22.6  Buyer's Liability for Delay and Damage............................ 54

                                  ARTICLE 23
                             QUANTITY MEASUREMENTS........................... 55

     23.1  Determination of Quantity......................................... 55
     23.2  Volume Corrections for Temperature................................ 57
     23.3  Conclusiveness of Measurements.................................... 58

                                  ARTICLE 24
                                    QUALITY.................................. 58

     24.1  Determination of Quality.......................................... 58
     24.2  Analysis of Samples............................................... 59
     24.3  No Warranties..................................................... 59

                                  ARTICLE 25
                                   DELIVERY.................................. 59

     25.1  Passing of Title.................................................. 59
     25.2  Port and Loading Expenses......................................... 60
     25.3  Loading Port Regulations.......................................... 60
     25.4  Buyer's Knowledge of Loading Port Facilities; Standard Procedures. 60

PART VI:  MISCELLANEOUS TERMS................................................ 61

                                  ARTICLE 26
                                   DURATION.................................. 61

                                  ARTICLE 27
                          SATISFACTORY DOCUMENTATION......................... 61
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                                  ARTICLE 28
                                CONFIDENTIALITY.............................. 61

     28.1  General Confidentiality Obligation................................ 61
     28.2  Confidentiality of Differential Information....................... 66

                                  ARTICLE 29
                   NO THIRD PARTY BENEFICIARIES; ASSIGNMENT.................. 69

     29.1  No Beneficiaries.................................................. 69
     29.2  Successors and Assigns............................................ 69
     29.3  General Prohibition on Assignments................................ 69
     29.4  Permitted Assignments by Seller................................... 69
     29.5  Permitted Assignments by Buyer.................................... 70
     29.6  Assignment by Buyer in Connection with Financing.................. 75
     29.7  Right to Terminate................................................ 76

                                  ARTICLE 30
                          RELATIONSHIP OF THE PARTIES........................ 76

                                  ARTICLE 31
                       DISPUTE RESOLUTION; GOVERNING LAW..................... 76

     31.1  Amicable Resolution............................................... 76
     31.2  Settlement by Arbitration......................................... 77
     31.3  Governing Law..................................................... 78
     31.4  Waiver of Immunity................................................ 78

                                  ARTICLE 32
                  LIMITATION OF LIABILITY; LIQUIDATED DAMAGES................ 78

                                  ARTICLE 33
                                  NO RECOURSE................................ 79

                                  ARTICLE 34
                                    MERGER................................... 79

                                  ARTICLE 35
                        NO WAIVER; CUMULATIVE REMEDIES....................... 80

                                  ARTICLE 36
                          SEVERABILITY OF PROVISIONS......................... 80

                                  ARTICLE 38
                            AMENDMENTS AND WAIVERS........................... 81
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                                  ARTICLE 39
                           LANGUAGE OF THE AGREEMENT......................... 82

                                  ARTICLE 40
                        RESTRUCTURING OF THE AGREEMENT....................... 82
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                                                                               2


     "AFRA" means Average Freight Rate Assessment as applied by the London Tanker Brokers Panel.

     "Agreed Laydays" means the three-Day range for the arrival of a tanker set forth in an Agreed Lifting Program determined pursuant to Article 21.1.

     "Agreed Lifting Program" means a final lifting program for a Month determined pursuant to Article 21.1.

     "Agreement" means this Maya Crude Oil Sales Agreement and all Annexes attached hereto (which shall be integral parts of the Agreement), as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

     "Allowed Laytime" means the period of time which Seller shall be allowed, in accordance with Article 22.3, to complete the loading of a tanker without incurring demurrage.

     "Alternative Supply Arrangement" means any contract, agreement or arrangement (other than the Agreement) evidenced by a writing pursuant to which Buyer, any purchaser of the Refinery or any part thereof, or any Affiliate of either of them has the right to purchase, on a long-term basis, any substantial portion of the Refinery's requirements for heavy crude oil attributable to the Project or to any similar project designed to increase significantly the Refinery's capacity to process heavy crude oil having characteristics similar to Maya.

     "API" means the American Petroleum Institute.

     "ASTM" means the American Society for Testing and Materials.

     "Barrel" means a quantity of crude oil equal to forty-two (42) Gallons.

     "Base Heavy Crude" means crude oil having an API gravity of twenty-eight
(28) or less, but excluding Ecuadorean crude oil of the Oriente type, Argentine crude oil of the Escalante type, Congolese crude oil of the Djeno type, and Colombian crude oil of the Vasconia type.

     "BPD" means Barrels per Day.

     "Business Day" means any Day other than Saturday, Sunday or any Day on which banking institutions in New York, New York or Mexico City, Mexico are authorized or required by law to close.

     "Buyer" has the meaning set forth in the caption to the Agreement, and includes any assignee permitted under Articles 29.5 and 29.6, but does not include Clark R&M following any permitted assignment by Clark R&M under Article 29.5.

     "Capacity Quotient" means the quotient of (i) the Design Capacity of the Coker multiplied by the Coker Fraction, minus the capacity to process feedstocks from a volume of heavy crude oil equal to the Current Capacity Decrease, divided by (ii) 55,000 BPD.

     "Cash Collateral Amount" has the meaning set forth in Article 29.5(c).

     "Clark R&M" means, in the event of an assignment under Article 29.5, Clark Refining & Marketing, Inc.

     "Clark Performance Undertaking" means the performance undertaking executed and delivered in the form of Annex 1 by Clark Refining & Marketing, Inc., or its successors or permitted assigns, in the circumstances set out in Article 29.5.

     "Coker" means the equipment comprising the delayed coker included within the Project as described in Annex 5.

     "Coker Fraction" means the fraction, if less than all, of the Design Capacity of the Coker designated for the processing of feedstocks from heavy crude oil as determined by the third party engineering firm responsible for the basic engineering for the Coker and advised to Seller by Buyer pursuant to
Article 3(d).

     "Compensating Collateral" has the meaning set forth in Article 29.5(c).

     "Compensating Letter of Credit" has the meaning set forth in Article
29.5(c).

     "Completion" has the meaning set forth in Article 4.1.

     "Completion Date" means the first Day of the Month following the Month in which Completion is achieved in accordance with Article 4.1.

     "Confidential Information" has the meaning set forth in Article 28.

     "Contract Quantity" means, with respect to any Month, the quantity of Maya to be sold by Seller and purchased by Buyer hereunder in such Month in accordance with Article 7.1.

     "Credit Carryforward" has the meaning set forth in Article 17(c).

     "Credit Interest" means, with respect to any Quarter, the amount of interest calculated for such Quarter (other than any period during which processing at the Refinery is curtailed resulting in an extension of the Guarantee Period under Article 16.5) at LIBOR plus one percent on the sum (if greater than zero) of (i) the aggregate of all credits calculated pursuant to
Article 17(a) for all prior Quarters, plus (ii) the aggregate amount of Credit Interest for all prior Quarters, minus (iii) the aggregate of all premiums calculated pursuant to Article 18(a) for all prior Quarters.
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                                                                               4

     "Current Capacity" means the average daily volume, stated in BPD, of Base Heavy Crude which was processed through the Refinery to produce feedstocks for processing through the cokers in service at the Refinery during the ten-Month period beginning March 1, 1997 and ending December 31, 1997, excluding Days during which operation of the Refinery was interrupted or curtailed due to force majeure or for operational reasons, as determined by Buyer in good faith and advised to Seller by Buyer pursuant to Article 3(d).

     "Current Capacity Decrease" means the amount, if any, by which (i) the Current Capacity exceeds (ii) the amount, stated in BPD, of Base Heavy Crude which will be required to be processed through the Refinery commencing with the first Month of the Start-up Period to produce feedstocks for processing through the cokers in service at the Refinery on the date hereof, as determined by the third party engineering firm responsible for the basic engineering for the Project and advised to Seller by Buyer pursuant to Article 3(d), and as the same may be revised in accordance with such Article 3(d).

     "Day" means a calendar day.

     "Design Capacity" has the following meaning:

     (a) with respect to the Refinery, its design capacity, stated in BPD, to process heavy crude oil following Completion as determined by the third party engineering firm responsible for the basic engineering for the Project and advised to Seller by Buyer pursuant to Article 3(d), which capacity shall not be less than 150,000 BPD plus the Current Capacity; and

     (b) with respect to the Coker, its nameplate capacity, stated in BPD, to process feedstocks following Completion as determined by the third party engineering firm responsible for the basic engineering for the Coker and advised to Seller by Buyer pursuant to Article 3(d), which capacity, after being multiplied by the Coker Fraction, shall not be less than the sum of (i) 55,000 BPD plus (ii) the capacity to process feedstocks from a volume of heavy crude oil equal to the Current Capacity Decrease.

     "Differential" has the meaning set forth in Annex 2.

     "ETA" means estimated time of arrival.

     "Five-Day Period" has the meaning given in Annex 6.

     "F.O.B." means free on board, according to Incoterms 1990.

     "Gallon" means a unit of volume, measured at 60 F (equivalent to 15.56 C), equal to 231 cubic inches or 3.7853 liters.

     "Guarantee Date" means July 1, 2001, as the same may be extended pursuant to Article 4.2.
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                                                                               5
     "Guarantee Period" means the period beginning on the earliest of the Completion Date, the Scheduled Completion Date and the Guarantee Date, and ending eight Years after beginning, plus such additional period as may apply pursuant to the terms of Article 16.5.

     "ICC Rules" has the meaning set forth in Article 31.2.

     "LIBOR" means, during any Quarter, the rate per annum equal to the offered rate for three-month deposits in U.S. Dollars in the London interbank market as published in the Money Rates column of The Wall Street Journal (based upon the British Bankers' Association average for major banks or such other basis as may be adopted by The Wall Street Journal from time to time) for contracts closing two business Days after the first Day of such Quarter on which commercial banks are open for international business in London.

     "Loading Port" means one of the loading terminals customarily used by Seller for export of Maya.

     "Long Ton" means a unit of weight equal to 2,240 pounds (avoirdupois) or
1.01605 metric tons.

     "Maya" means Mexican crude oil of the Maya type, typically having characteristics within the ranges specified in Annex 3.

     "Mexico" means the United Mexican States.

     "Month" means a calendar month.

     "Monthly Shortfall" means, for any Month all or part of which is within the Guarantee Period, the amount equal to the product of (a) U.S.$15.00 less the Differential for such Month (if greater than zero) multiplied by (b) thirty-six and six tenths percent (36.6%) of the Contract Quantity delivered by Seller to Buyer in such Month (prorated for any Month which is only partly within the Guarantee Period); provided, however, that for purposes of determining any Monthly Shortfall, in the event that Seller has underdelivered under Article 10, then Buyer shall be deemed to have lifted the entire Contract Quantity for such Month, less any volume the delivery of which is excused under Article 16 by reason of force majeure.

     "Monthly Surplus" means, for any Month all or part of which is within the Guarantee Period, the amount equal to the product of (a) the Differential for such Month less U.S.$15.00 (if greater than zero) multiplied by (b) thirty-six and six tenths percent (36.6%) of the Contract Quantity delivered by Seller to Buyer in such Month (prorated for any Month which is only partly within the Guarantee Period); provided, however, that for purposes of determining any Monthly Surplus, in the event that the Completion Date has not been achieved on or before the Scheduled Completion Date or Buyer has underlifted under Article 8.1, then Seller shall be deemed to have delivered the entire Contract Quantity for such Month, less any volume the lifting of which is excused under Article 8.2.

     "Operating Capacity" has the meaning set forth in Article 7.1(c).
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                                                                               6

     "Pemex Performance Guarantee" means the guarantee by Petroleos Mexicanos of Seller's obligations under the Agreement which is executed and delivered on the date hereof in the form of Annex 4.

     "Permits" means all permits, licenses, authorizations, consents, exemptions, registrations, approvals or other authorizations of any kind which are required to be obtained from or granted by any governmental authority for the construction, operation or ownership of the Project or the Refinery.

     "Person" means any individual, firm, corporation, stock company, limited liability company, trust, partnership, association, joint venture, other business entity or governmental authority.

     "Premium Carryforward" has the meaning set forth in Article 18(c).

     "Project" means the design, construction and integration into the Refinery of the Coker and associated facilities, as described more specifically in Annex 5 having sufficient capacity to enable the Coker and the Refinery to process at least their Design Capacities.

     "Project Assets" means the Coker and, to the extent owned by Buyer, the other facilities and equipment described in Annex 5 designed, constructed and integrated into the Refinery as the result of the Project.

     "Quarter" means any period of three consecutive Months commencing January 1, April 1, July 1 or October 1 of any Year.

     "Quarterly Shortfall" means, with respect to any Quarter, the amount, if any, by which (i) the sum of the Monthly Shortfalls in such Quarter exceeds (ii) the sum of the Monthly Surpluses in such Quarter.

     "Quarterly Surplus" means, with respect to any Quarter, the amount, if any, by which (i) the sum of the Monthly Surpluses in such Quarter exceeds (ii) the sum of the Monthly Shortfalls in such Quarter.

     "Refinery" means Buyer's refinery located at Port Arthur, Texas.

     "Regular Price" means the price determined in accordance with the pricing formula set out in Annex 6, as the same may be adjusted by Seller from time to time, generally in effect for Seller's F.O.B. export sales destined for ports in the Gulf Coast region of the United States of America.

     "S & W" means sediments and water.

     "Scheduled Completion Date" means January 1, 2001, as the same may be extended pursuant to Article 4.2 or Article 4.4.
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                                                                               7

     "Seller" has the meaning set forth in the caption to the Agreement, and includes any assignee permitted under Article 29.4.

     "Start-up Period" means the period beginning the first day of the Month in which Buyer expects to first introduce feed into the Coker and ending on the last Day of the Month in which Completion is achieved.

     "Termination Fee" has the meaning set forth in Article 5.2.

     "U.S. Dollars" or "U.S.$" means dollars of the United States of America.

     "WORLDSCALE" means, at any time under the Agreement, the most recent edition of the New Worldwide Tanker Nominal Freight Scale.

     "Year" means any period of twelve consecutive Months.

     1.2 Singular and Plural. Terms defined in this Article 1 may be used in the Agreement in either their singular or plural forms as the context requires.

     1.3 Headings and References. All headings herein are for convenience only and shall not affect the construction or interpretation of the Agreement. Unless otherwise specified, all references herein to Parts, Articles and Annexes are to the Parts, Articles and Annexes of the Agreement.


                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------


     2.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

     (a) Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, as evidenced by its certificate of incorporation and by-laws, each dated February 5, 1988, and has the legal capacity to enter into and perform the Agreement.

     (b) The execution and performance by Buyer of the Agreement has been duly authorized by all necessary corporate action. The Agreement has been duly executed by Buyer and, assuming the due authorization and execution of the Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     (c) Neither the execution of the Agreement by Buyer nor the performance by Buyer of its respective obligations hereunder will conflict with or result in any breach of, or
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                                                                               8

constitute a violation of or default under, any applicable law, the charter or by-laws of Buyer, or any indenture, mortgage, deed of trust, or other instrument or agreement (including, without limitation, any negative pledge or similar clause), to which Buyer or any of its Affiliates is a party, or by which any of them may be bound, or to which any of their property or assets may be subject.

     (d) No lawsuit or other proceeding is pending or, to the knowledge of Buyer, threatened against Buyer which, if determined adversely thereto, may materially and adversely affect its business or financial condition or the consummation of the transactions contemplated by, or the performance of its obligations under, the Agreement. No action or proceeding has been instituted and no order, decree, injunction or judgment of any kind from any court or other governmental authority has bees issued to avoid, restrain or in any other manner prevent the consummation of the transactions contemplated by the Agreement.

     (e) Buyer is purchasing Maya hereunder exclusively for processing by Buyer or its Affiliates at the Refinery.

     (f) Buyer has not been contacted by nor has it negotiated with any finder, broker or other intermediary for the purchase of Maya hereunder who is entitled to any compensation with respect to the Agreement or the sale of Maya hereunder.

     (g) No director, employee or agent of Buyer has given or will give any commission, fee, rebate, gift or entertainment of significant value in connection with the Agreement.

     2.2 Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

     (a) It is a corporation duly organized and existing under the laws of Mexico, as evidenced by Public Deed No. 1020, dated May 24, 1989, under the seal of Luis de Angoitia y Gaxiola, Public Notary and of the Federal patrimony No. 109, and has the legal capacity to enter into and perform the Agreement.

     (b) It has obtained all necessary authorizations from the competent governmental authorities for the execution of the Agreement and the performance of its obligations hereunder.

     (c) The execution and performance by Seller of the Agreement has been duly authorized by all necessary corporate action. The Agreement has been duly executed by Seller and, assuming the due authorization and execution of the Agreement by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     (d)  Neither the execution of the Agreement by Seller nor the performance by Seller of its obligations hereunder will conflict with or result in any breach of, or constitute a violation of or default under, any applicable law, its charter or by-laws, or any indenture, mortgage, deed of trust, or other instrument or agreement (including, without limitation, any
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                                                                               9

negative pledge or similar clause), to which Seller or any of its Affiliates is a party, or by which any of them may be bound, or to which any of their property or assets may be subject.

     (e) No lawsuit or other proceeding is pending or, to the knowledge of Seller, threatened against Seller which, if determined adversely to Seller, may materially and adversely affect its business or financial condition or the consummation of the transactions contemplated by, or the performance of its obligations under, the Agreement. No action or proceeding has been instituted and no order, decree, injunction or judgment of any kind from any court or other governmental authority has been issued to avoid, restrain or in any other manner prevent the consummation of the transactions contemplated by the Agreement.

     (f) The Agreement and the transactions contemplated hereby constitute commercial activities of Seller, rather than public or governmental activities, and Seller is subject to private commercial law with respect thereto. Seller is not entitled to any immunity, whether on grounds of sovereign immunity or otherwise, from any legal proceedings in Mexico, except that under the applicable laws of Mexico, in particular Article 4 of the Codigo Federal de Procedimientos Civiles, no attachment prior to judgment, attachment in aid of execution of judgment, or execution of judgment may be ordered by Mexican courts against any of the property or assets of Seller. Based upon the waiver set out in Article 31.4, Seller is not entitled to immunity from any legal proceeding brought outside of Mexico to enforce any arbitral award under the Agreement.

     (g) There is no existing nor, to the knowledge of Seller, proposed or pending, legal restriction under applicable Mexican law on Seller's ability to sell Maya for export from Mexico.

     (h) Seller reasonably believes, after due inquiry, that its Affiliate, Pemex Exploracion y Produccion, will have the ability during the term of the Agreement to produce Maya for export and deliver it to Buyer at the Loading Ports in the quantities set forth in Article 7.

     (i) Seller has the contractual right and financial capacity to purchase and receive Maya from Pemex Exploracion y Produccion for sale and export from Mexico, including, without limitation, under the terms of the Agreement. Seller has the contractual right, subject to payment of the expenses referred to in
Article 25.2, by agreement with Pemex Exploracion y Produccion to utilize the Loading Ports for the delivery of Maya to export customers of Seller, including, without limitation, under the terms of the Agreement. Neither Seller nor Pemex Exploracion y Produccion is in breach of either of the contracts referred to in this clause (i), nor is Seller aware of any intent of either party to terminate either such contract.

     (j) Seller has not been contacted by nor has it negotiated with any finder, broker or other intermediary for the sale of Maya hereunder, and no such Person is entitled to any compensation with respect to the Agreement or the sale of Maya hereunder.

     (k) Seller has delivered to Buyer on the date hereof the Pemex Performance Guarantee, which has been duly authorized and executed by Petroleos Mexicanos, and which is in full force and effect.


                             PART II:  THE PROJECT

                ARTICLE 3  OBLIGATION TO UNDERTAKE THE PROJECT
                           -----------------------------------

     Buyer shall, subject to its rights under Article 5, undertake the Project in accordance with the following:

     (a) Buyer shall use all commercially reasonable efforts to timely obtain and thereafter maintain in effect all Permits.

     (b) Buyer shall use all commercially reasonable efforts to perform all acts necessary for the engineering, procurement, construction and testing required to achieve Completion at the earliest commercially reasonable date.

     (c) Buyer shall bear all costs and expenses of the Project and shall be solely responsible for obtaining any and all financing necessary for it to carry out the Project, which financing shall be without recourse to Seller and its Affiliates.

     (d) Buyer shall provide Seller with an officer's certificate stating the Design Capacity of the Refinery, the Design Capacity of the Coker, the Coker Fraction, the Current Capacity and the Current Capacity Decrease. Such certificate shall be delivered as soon as the information required is available to Buyer, but in any event not later than June 15, 1998. Buyer shall have the right to change the scope of the Project; provided that (i) the Refinery and the Coker each will remain capable of processing, upon Completion, at least their respective minimum Design Capacities, and (ii) any change in amount of Base Heavy Crude which will be required to be processed through the Refinery commencing with the first Month of the Start-up Period to produce feedstocks for processing through the cokers in service at the Refinery on the date hereof shall be reflected in the Current Capacity Decrease; it being understood that Seller shall have no obligation to agree to any extension of the Scheduled Completion Date or the Guarantee Date as a result of any such change in scope.

     (e) Within thirty (30) Days following the end of each Quarter prior to Completion, Buyer provide to Seller a written progress report (i) summarizing the status of Buyer's progress toward and any significant delays in achieving financial closing, including, upon the closing of any financing relating to the Project, advice as to the final general terms and conditions of such financing,
(ii) identifying any delay in the progress of the Project (including the permitting, engineering, procurement, construction and testing thereof) which Buyer reasonably expects may result in Completion occurring after the Scheduled Completion Date, the reasons for such delay and the expected duration thereof,
(iii) stating Buyer's most recent projection as to the Month in which the Start-up Period can be expected to begin, and (iv) describing any material change in the scope of the Project in accordance with
(d) above from that which is described in Annex 5.

     (f) During the Start-up Period, Seller's representative, who may be a third party reasonably acceptable to Buyer, shall have the right to observe the operation and testing of the Project and examine the records reflecting the results thereof, it being understood that Seller's representative shall not interfere with or have any responsibility concerning such operation and testing.

     (g) It is expressly understood and agreed that Seller shall have no obligation or responsibility whatsoever with respect to the carrying out of the Project; it being understood, however, that Seller shall, upon request and subject to the terms of Article 28, provide to Buyer, in connection with Buyer's financing for the Project, such information relating to the financial status, operations and prospects of Seller and its Affiliates as is generally made available to their lenders or the public. Upon request of Buyer, Seller will consider also the disclosure of such other similar information as may reasonably be considered relevant to Buyer or its lenders, it being understood that Seller will not disclose such other information which is confidential to Seller or any of its Affiliates or the disclosure of which would be inconsistent with their disclosure policies generally.

                ARTICLE 4  COMPLETION AND DELAY OF THE PROJECT
                           -----------------------------------

      4.1 Completion. The Project shall be deemed to have achieved "Completion" when:

     (a) all material aspects of the Project are mechanically complete in substantial conformity with their design plans and specifications;

     (b) commission testing of the processing units included within the Project is complete in accordance with the terms of the applicable technology licensing and/or engineering contracts; and

     (c) either (i) both the Refinery and the Coker have proven capable of processing at least eighty percent (80%) of their respective Design Capacities on average over a period of thirty (30) consecutive Days, or (ii) Buyer has commenced operation of the Project Assets and Buyer and its contractors have ceased making material further efforts toward achieving such average processing capacities.

     4.2  Adjustment for Force Majeure.

     (a) If an event of force majeure delays or prevents Completion of the Project, then the Scheduled Completion Date and the Guarantee Date shall, subject to the provisions of clause (b) below, be extended by the period of such delay; provided, however, that such extension shall only be granted if Buyer notifies Seller of its intention to request such extension within thirty (30) Days after Buyer learns of the occurrence of the force majeure in question.

     (b) In the event the Project is delayed due to one or more events of force majeure described in clause (vii) of Article 43 occurring prior to the beginning of the Start-up Period, the aggregate period of extensions pursuant to clause
(a) above in respect of such events of force majeure under such clause (vii) shall not exceed three hundred sixty-five (365) Days.

     4.3 Force Majeure Events. For purposes of this Part II, force majeure shall include any act or event that prevents or delays the Completion of the Project by Buyer if and to the extent such act or event is beyond Buyer's reasonable control, not the result of Buyer's fault or negligence, and Buyer has been unable to overcome the consequences of such act or event by the exercise of commercially reasonable efforts, which may include the expenditure of additional funds. Subject to the satisfaction of the conditions established in the previous sentence, force majeure shall include, but not be limited to, the following acts or events, or any similar and equally serious acts or events, which prevent or delay the Completion of the Project by Buyer (i) natural phenomena, such as storms, floods, lightning and earthquakes; (ii) fires; (iii) wars, civil disturbances, riots, insurrections and sabotage; (iv) transportation disasters, whether by ocean, rail, air or land; (v) strikes or other labor disputes that are not due to the breach of a labor contract by Buyer or any of its contractors; (vi) actions of a governmental entity or agency, or national, port or other local authority having jurisdiction, including, but not limited to, the issuance or promulgation of any court order, statute, ordinance, rule, regulation, directive or other law; and (vii) the inability of Buyer or its contractors to obtain in a timely manner, or thereafter maintain in full force and effect or reinstate, any Permit. It is expressly understood that force majeure shall not include any of the following events: (1) economic hardship;
(2) changes in market conditions; (3) late delivery of machinery, equipment, materials or spare parts except to the extent such late delivery is itself caused by an event of force majeure (as defined in this Article 4.3); or (4) breach of any contract entered into by Buyer in connection with the Project.

     4.4 Right to Extend Scheduled Completion Date. In the event Buyer fails to achieve Completion on or before the Scheduled Completion Date, then Buyer shall have the right (without diminishing its obligations under clauses (a) and (b) of Article 3) to extend the Scheduled Completion Date, on one or more occasions, upon payment to Seller, within sixty (60) Days following the date on which the Scheduled Completion Date would (absent such extension) otherwise occur, of the amount equal to the product of four hundred thousand U.S. Dollars (U.S.$400,000) multiplied by the Capacity Quotient in respect of each thirty-Day extension of the Scheduled Completion Date (prorated in the case of extensions for periods of other than thirty (30) Days or even multiple thereof) up to an aggregate period of one hundred eighty (180) Days, and the amount equal to the product of two hundred thousand U.S. Dollars (U.S.$200,000) multiplied by the Capacity Quotient in respect of each further thirty-Day extension of the Scheduled Completion Date (prorated in the case of extensions for periods of other than thirty (30) Days or even multiple thereof); provided, however, that if Buyer fails to so extend the Scheduled Completion Date within any sixty-Day period following the date on which the Scheduled Completion Date would (absent such extension) otherwise occur, Seller shall have the right, exercisable upon notice to Buyer, to terminate the Agreement and, in the event of such termination, Buyer shall be liable to Seller, subject to Article 32 and Buyer's rights under Article 5, for Seller's damages resulting from such termination.

                     ARTICLE 5  BUYER'S RIGHT TO TERMINATE
                                --------------------------

     5.1  Right to Terminate.  In the event that (i) an Abandonment occurs or
(ii) Buyer determines to continue with the Project but without the benefit of the Agreement or of any Alternative Supply Arrangement, then Buyer shall have the right, exercisable upon notice to Seller given at any time prior to the commencement of the Start-Up Period, to terminate the Agreement; provided, however, that in the event such notice is given after August 31, 1998, Buyer shall pay to Seller the amount equal to the product of two hundred thousand U.S. Dollars (U.S.$200,000) multiplied by the Capacity Quotient in respect of each thirty-Day period (prorated in the case of a period of less than thirty (30)
Days) from August 31, 1998 to the Day on which Buyer notifies Seller of such termination, such payment to be made within fifteen (15) Days from the Day on which such notice is given.

     5.2 Termination for Other Reasons. Buyer shall have the right, exercisable upon notice to Seller given at any time prior to the commencement of the Start-Up Period, to terminate the Agreement without Abandonment having occurred and to enter into an Alternative Supply Arrangement; provided, however, that:

     (a) in the event that Buyer so terminates the Agreement prior to May 1, 1998, it shall pay to Seller the amount of fifteen million U.S. Dollars (U.S.$15,000,000), such payment to be made on the Day Buyer notifies Seller of such termination; or

     (b) in the event that Buyer so terminates the Agreement on or after May 1, 1998, it shall pay to Seller, in addition to any amount payable under Article 5.1, a termination fee equal to the amount for which Buyer would be liable to Seller, subject to Article 32, for Seller's damages resulting from a breach of the Agreement in its entirety on the date of such termination (the "Termination Fee"). Within forty-five (45) Days from receipt of notice of such termination, Seller shall provide Buyer with a statement for the Termination Fee setting out the amount of such damages and the components thereof with reasonable detail, and the Termination Fee shall be paid within thirty (30) Days from receipt of such statement. In the event the parties do not agree on the amount of the Termination Fee, the dispute shall be resolved pursuant to the terms of
Article 31.

     5.3  Project Reinitiation.

     (a) In the event that Buyer terminates the Agreement under Article 5.1 and thereafter, during the period ending thirty (30) Months after the Month in which notice of termination was given, an Alternative Supply Arrangement is entered into, then the following shall apply:

          (i) in the event that Buyer terminated the Agreement prior to May 1, 1998, it shall pay to Seller the amount of fifteen million U.S. Dollars (U.S.$15,000,000), such payment to be made on the Day such Alternative Supply Arrangement is entered into, together with interest thereon from the Day of termination; or

          (ii) in the event that Buyer terminated the Agreement on or after May 1, 1998, in addition to any amount payable under Article 5.1, it shall pay to Seller, on the Day such Alternative Supply Arrangement is entered into, the Termination Fee.

      (b) In the event that (1) Buyer terminates the Agreement under Article 5.1, (2) Buyer or any Affiliate thereof sells or otherwise transfers the Refinery or any part thereof or interest therein to a third party, and (3) during the period ending thirty (30) Months after the Month in which notice of termination was given, such third party or Affiliate thereof enters into an Alternative Supply Arrangement or into a contract for any substantial part of the engineering (other than preliminary feasibility studies), procurement or construction of the Project or any similar project, then, at any time after the condition set out in (1) above is met, promptly upon Seller's request or otherwise at any time at Buyer's option, Buyer shall provide Seller with an officer's certificate, together with reasonable supporting information and documentation, establishing that the Abandonment was based upon Buyer's good faith determination that, at the time of Abandonment, for commercial, technical or economic reasons, it was unfeasible or unattractive (relative to Buyer's assumptions and projections as of the date hereof) for Buyer to pursue the Project. If Seller disputes the adequacy of or basis for such certification, Seller may institute arbitration within ninety (90) Days from receipt of such certificate; provided that no such arbitration may be instituted after such ninety-Day period. In the event Seller prevails in such arbitration, and the conditions set out in (2) and (3) above are met, then the following shall apply:

          (i) in the event that Buyer terminated the Agreement prior to May 1, 1998, it shall pay to Seller the amount of fifteen million U.S. Dollars (U.S.$15,000,000), such payment to be made on the Day the condition set out in (3) above is met, together with interest thereon from the Day of termination; or

          (ii) in the event that Buyer terminated the Agreement on or after May 1, 1998, in addition to any amount payable under Article 5.1, it shall pay to Seller, on the Day the condition (3) above is met, the Termination Fee, together with interest thereon from the Day of termination.

      5.4 Buyer's obligations under this Article 5.3 shall survive the termination of the Agreement.


                          PART III:  PURCHASE AND SALE

                     ARTICLE 6  PURCHASE AND SALE OF MAYA
                                -------------------------

     Subject to the terms and conditions of the Agreement, beginning with the first Month of the Start-up Period, Buyer shall purchase Maya from Seller and Seller shall sell Maya to Buyer. All Maya purchased and sold under the Agreement shall be purchased and sold exclusively for processing by Buyer or its Affiliates at the Refinery.

                              ARTICLE 7  QUANTITY
                                         --------

     7.1 Contract Quantity. The quantity of Maya to be sold by Seller and purchased by Buyer hereunder in any Month (the "Contract Quantity") shall, subject to Article 8.2 and Article 16, be determined in accordance with the following provisions:

     (a) In the case of any Month within the Start-up Period, the Contract Quantity shall be the quantity, if any, of heavy crude oil determined by Buyer to be required for the start-up and operation of the Project Assets in excess of the Current Capacity Decrease.

     (b) Subject to clause (d) below, in the case of any Month during the Guarantee Period commencing on or after the Completion Date, the Contract Quantity shall be equal to (i) the Operating Capacity (determined in accordance with the provisions of clause (c) below), multiplied by the Coker Fraction, and divided by 0.366, minus (ii) the Current Capacity Decrease, multiplied by (iii) the number of Days in such Month.

     (c) For purposes of clause (b) above, "Operating Capacity" shall be determined in accordance with the following provisions of this clause (c): (i) within ten (10) Days after the end of each six-Month period beginning on the Completion Date, Buyer shall provide Seller with an officer's certificate stating the average daily volume, determined in good faith, of feedstocks processed through the Coker during the immediately preceding six Months, excluding Days during which the operation of the Coker was interrupted or curtailed due to force majeure or for operational reasons (the "Operating Capacity"); (ii) the Operating Capacity stated in each such certificate shall, absent manifest error, apply for purposes of clause (b) during the six-Month period beginning with the Month following the Month in which such certificate was required to be delivered; and (iii) prior to the six-Month period to which the first such certificate applies, the Operating Capacity shall be deemed to be the Design Capacity of the Coker.

     (d) In the event that for any Month during the Guarantee Period commencing on or after the Completion Date, Buyer's requirements for heavy crude oil for processing at the Refinery through the Coker exceed the sum of (i) Contract Quantity determined in accordance with the provisions of clauses (b) and (c) above plus (ii) the Current Capacity Decrease, then Buyer shall have the right to notify Seller of such excess together with Buyer's proposed lifting program for such Month. Notwithstanding the provisions of clause (b) above, in the event of any such notice by Buyer, the Contract Quantity for such Month shall be increased by the amount of such excess requirements notified by Buyer to Seller, and the Contract Quantity for each Month thereafter shall be the greater of (x) the Contract Quantity for the first Month following such notice determined in accordance with the preceding provisions of this sentence or (y) the Contract Quantity determined pursuant to clauses (b) and (c) above.

     (e) In the case of any Month commencing after the Guarantee Period, the Contract Quantity shall be the Contract Quantity determined in accordance with clause (b) or clause (d) above, as the case may be, for the last Month of the Guarantee Period, as the same may be reduced pursuant to the terms of Article 7.2.

     7.2 Phase-out of Contract Quantity. Each party shall have the option, exercisable upon not less than three Months' prior notice to the other party, to reduce permanently the Contract Quantity subsequent to the end of the Guarantee Period; provided, however, that (a) the Contract Quantity shall not be so reduced in any three-Month period subsequent to the end of the Guarantee Period by more than twenty-five percent (25%) of the Contract Quantity determined in accordance with Article 7.1(b) or Article 7.1(d), as the case may be, for the last Month of the Guarantee Period, and (b) the Contract Quantity shall not be reduced to less than twenty-five percent (25%) of the Contract Quantity determined in accordance with Article 7.1(b) or Article 7.1(d), as the case may be, for the last Month of the Guarantee Period while any credit or premium remains to be applied to purchases of Maya pursuant to Article 17(b) or 18(b).

     ARTICLE 8  UNDERLIFTING
                ------------

     8.1 Remedies. Buyer acknowledges that its commitment to purchase the Contract Quantity for each Month is of the essence of the Agreement. Subject to
Article 8.2 and the following sentence of this Article 8.1, in the event that in any Month Buyer lifts less than the Contract Quantity for such Month (including, without limitation, as the result of any suspension of deliveries by Seller under this Article 8.1 or Article 11.5), Buyer shall pay to Seller the amount of fifteen percent (15%) of the Regular Price (calculated based upon the average of the Platt's Prices during such Month, rather than during the Five-Day Period) multiplied by the number of Barrels of Maya underlifted in such Month; provided, however, that Seller has provided Buyer with a statement of such amount within thirty (30) Days from the end of the Month in which such underlifting occurs; such payment to be made within fifteen (15) Days of receipt of such statement. In the event that such underlifting is the result of Buyer having entered into a term contract or engaged in a program resulting in the purchase of crude oil in substitution of Maya, Seller shall have the right to terminate the Agreement upon notice to Buyer and, in the event of such termination, Buyer shall be liable to Seller, subject to Article 32, for Seller's damages resulting from such termination. Seller shall not have the right to terminate the Agreement for underlifting other than pursuant to the preceding sentence of this Article 8.1 or, in the event Buyer fails to pay any amount required to be paid under this
Article 8.1, Article 14. In the event Buyer suspends or reduces its liftings of Maya relative to the applicable Agreed Lifting Program, Seller shall have no obligation to resume delivery of the Contract Quantity underlifted for a period of time following such suspension or reduction equal to the shorter of the period of such suspension or reduction and three Months; it being understood that Seller shall use commercially reasonable efforts to resume such delivery earlier.

     8.2 Operational Tolerance. Notwithstanding the foregoing provisions of this
Article 8, and subject to the provisions of Article 8.4, Buyer shall not be required to lift, nor be subject to any liability for lifting less than, the Contract Quantity in any Month if and to the extent that:

          (a) such underlifting is due to the operational inability of the Refinery to process the Contract Quantity despite the exercise of commercially reasonable efforts to overcome such operational inability;

          (b) such underlifting is due to demonstrated operational reasons concerning only the Loading Ports or the tankers involved and does not in any event exceed ten percent (10%) of the Contract Quantity for such Month;

          (c) such underlifting comes as a consequence of Buyer performing remedial work (whether planned or unplanned) or an annual turnaround at the Refinery, provided that Buyer notifies Seller of any planned turnaround at least ninety (90) Days prior to the Month in which the turnaround is planned and of any planned remedial work as soon as reasonably possible;

          (d) such underlifting is the result of Buyer decreasing inventories of Maya at the Refinery, having previously increased such inventories by lifting in excess of the Contract Quantity due to increased risk of weather-related interruption of supply;

          (e) such underlifting is the result of force majeure and excused pursuant to Article 16; or

          (f) such underlifting is due to an underdelivery by Seller, or due to Buyer acting in response thereto in accordance with Article 9.

     8.3 Apportionment of Underlifting. With respect to any Month in which Maya is nominated for delivery under the Agreement and under any other crude oil supply agreement between Seller and Buyer or any of its Affiliates where any such deliveries are to be co-mingled in a single cargo pursuant to the applicable Agreed Lifting Program, if an underlifting of the combined quantities occurs, then the quantity underlifted shall be attributed first to the quantity under such other crude oil supply agreement, subject to a showing by Buyer, to the reasonable satisfaction of Seller, that such underlifting is attributable, in whole or in part, to the Contract Quantity by reason of force majeure or other events or circumstances affecting the Coker; except that, in the event the underlifting is attributable solely to force majeure affecting the tankers or to circumstances set out in Article 8.2(b), such volume underlifted shall be attributed pro rata to the Contract Quantity and the quantity under such other crude oil supply agreement.

     8.4 Determination of Operational Tolerance. In determining whether circumstances exist for relief under clause (a), (c) or (d) of Article 8.2, Buyer shall first curtail processing and reduce purchases of heavy crude oil other than Maya under the Agreement to the full extent Buyer is able to do so operationally and pursuant to the terms of its other supply contracts without material loss.

     ARTICLE 9  UNDERDELIVERY
                -------------

          Throughout the term of the Agreement, Seller shall maintain the contractual right to purchase Maya from Pemex Exploracion y Produccion for sale to Buyer under the Agreement and the contractual right, by agreement with Pemex Exploracion y Produccion, to utilize the Loading Ports for the delivery of Maya to Buyer under the Agreement. Seller shall notify Buyer promptly of any event which causes or, with the passage of time, will cause the loss of either such right. In the event Seller suspends or reduces its deliveries of Maya relative to the applicable Agreed Lifting Program, Buyer shall have no obligation to resume lifting of the Contract Quantity underdelivered for a period of time following such suspension or reduction equal to the shorter of the period of such suspension or reduction and three Months; it being understood that Buyer shall use commercially reasonable efforts to resume such lifting earlier.

     ARTICLE 10  PRICE
                 -----

     10.1 Regular Price. Subject to Article 10.2, the price of each Barrel of Maya sold and delivered hereunder in any Month shall be the Regular Price.

     10.2 Alternative Pricing. If, during any six-Month period during which the Regular Price is in effect under this Article 10, the average volume of sales of Maya at the Regular Price under contracts with non-Affiliated buyers (including Buyer) pursuant to which such buyers have the right to terminate upon prior notice to Seller of three Months or less is below 200,000 BPD, or if the average number of such non-Affiliated buyers of Maya at the Regular Price has been less than three per Month, then Seller shall so notify Buyer within fifteen (15) Days following the end of such six-Month period, and the parties shall meet promptly thereafter to discuss and agree on whether an alternative pricing formula which meets the same objective that the price of Maya hereunder be market-related is required and, if so, the specifics of such alternative pricing formula. It is expressly understood and agreed in this regard that (i) it is not the intention of the parties that Maya be the most competitive crude oil for the Refinery at all times, that the pricing mechanism for Maya respond to short-term variations in the price of other crudes, or that the profitability of the Refinery be guaranteed in any way through the price of Maya (other than pursuant to Part IV) and (ii) the parties shall apply the methodology set out in Annex 7 in determining the need for and specifics of an alternative pricing formula. In the event that the parties are unable to reach agreement within sixty (60) Days following such six-Month period, then the parties shall, within thirty (30) Days following such sixty-Day period, submit the matter to arbitration pursuant to
Article 31.2. In such arbitration, each party shall submit its proposed pricing mechanism, and the arbitration panel shall select one or the other of the parties' proposals. Any alternative pricing mechanism established pursuant to this Article 10.2 shall be effective as of the beginning of the first Month of such six-Month period referred to above. During any period necessary to establish an alternative pricing mechanism, the price of Maya sold and delivered hereunder shall remain the Regular Price. Any underpayment or overpayment in respect of the six-Month period and the period necessary to establish an alternative pricing mechanism, shall be settled through adjustment to the price of Maya over the three Months following the Month in which the alternative mechanism is established.

     10.3 Reinstatement of Regular Price. In the event an alternative pricing formula for Maya is established pursuant to Article 10.2 and, during any six-Month period ending after the six-Month period referred to in Article 10.2, the average volume of sales of Maya at the Regular Price under contracts with non-Affiliated buyers pursuant to which such buyers have the right to terminate upon prior notice to Seller of three Months or less is equal to or greater than 200,000 BPD, and the average number of such non-Affiliated buyers of Maya at the Regular Price is equal to or more than three per Month, then the price of each Barrel of Maya sold and delivered hereunder beginning in the Month following the six-Month period to which this Article 10.3 applies shall be the Regular Price.

     10.4 Certification by Seller. Seller shall provide to Buyer, within thirty
(30) Days following request by Buyer, which request shall not be made more often than once in any six-Month period, an officer's certificate confirming that the number of buyers of Maya referred to in Article 10.2 has been three or more in each six-Month period ending within the preceding Year and that the average volume of sales of Maya referred to in Article 10.2 has been greater than or equal to 200,000 BPD in each six-Month period ending within such preceding Year.

     ARTICLE 11  PAYMENT TERMS
                 -------------
     11.1 Adjustments in Respect of Differential Guarantee. Buyer's payment obligations in respect of Maya sold and delivered under the Agreement shall be adjusted in accordance with the provisions of Part IV.

     11.2 Currency Time and Place of Payment; Overdue Payments. Buyer shall make all payments required to be made by it hereunder in immediately available U.S. Dollars, without any discount or deduction whatsoever, by wire transfer to such bank account at a bank branch located within the United States of America as may be designated by Seller from time to time. Payments in respect of Maya sold and delivered shall be made on or before the later of the Day which is thirty (30) Days after the date of the bill of lading therefor or the Day which is five Business Days after delivery to Buyer of the corresponding invoice pursuant to
Article 11.6. Except as otherwise expressly provided in the Agreement, all other payments to Seller shall be made within thirty (30) Days after presentation by Seller of a written demand setting forth the provisions of the Agreement giving rise to the payment obligation, the nature of such obligation, and the amount thereof. If any payment hereunder would be due on a Day, other than a Sunday or Monday, which is not a Business Day, such payment shall be due on the immediately preceding Business Day, and if any payment hereunder would be due on a Sunday or Monday which is not a Business Day, such payment shall be due on the immediately succeeding Business Day. In the event that Buyer fails to make any payment under the Agreement when due, then, to the extent permitted by applicable law and without prejudice to the application of any other provision hereof or to any other remedy provided to Seller hereunder or otherwise (including, without limitation, remedies provided pursuant to Articles 11.4 and 11.5), interest shall accrue daily on the amount of the overdue payment, commencing on the date such payment was due, at a rate per annum equal to two percent (2%) above the prime rate in effect from time to time as announced by Citibank, N.A. at its offices in New York, New York, payable on demand.

     11.3 Payment Expenses. Buyer shall bear all expenses and bank charges in connection with any payments made to Seller under the Agreement, including, without limitation, any costs of establishing and obtaining confirmation of any letter of credit referred to in Article 11.4.

     11.4    Security for Payment.
             --------------------

     11.4.1 If at any time (a) Buyer fails to make any payment in an aggregate amount of one hundred thousand U.S. Dollars (U.S.$100,000) or more, which is required to be made by Buyer under the Agreement, or under any other crude oil agreement between Buyer and Seller, when and as the same shall become due and payable and such failure is not remedied within five Business Days, (b) the Clark Performance Undertaking is required under Article 29.5 but fails to be in full force and effect, or (c) either (1) senior unsecured long-term debt securities of Buyer for which there is no recourse to or credit enhancement from any party other than Buyer, or, on an indicative basis, Buyer's ability to pay senior unsecured long-term obligations of U.S.$100,000,000 for which there is no recourse to or credit enhancement from any party other than Buyer, or (2) in the event the Clark Performance Undertaking is required pursuant to Article 29.5, senior unsecured long-term debt securities of Clark R&M for which there is no recourse to or credit enhancement from any party other than Clark R&M, or, on an indicative basis, the Clark Performance Undertaking are (i) not rated at least Baa3 by Moody's Investors Service, Inc. or BBB- by Standard & Poor's Rating Services (or, if either such agency changes its rating system, the equivalent successor rating applied by such agency at the time in question), (ii) placed on credit watch for potential down-grading by either such rating agency while rated Baa2 or lower in the case of Moody's Investors Service, Inc. or BBB or lower in the case of Standard & Poor's Rating Services (or, if either such agency changes its rating system, the equivalent successor rating applied by such agency at the time in question), or (iii) not rated by at least one such rating agency, then Seller shall have the right in its sole discretion to require Buyer to secure its obligations to make payment for Maya under the Agreement by means of one or more stand-by letters of credit conforming to the requirements of Article 11.4.2; provided, however, that any such letter of credit shall no longer be required and, if outstanding, shall be returned by Seller when and if (x) in the case of (a) above, such failure to pay has been cured in full and no other such failure to pay has occurred during the period of three Months from such cure,
(y) in the case of (b) above, the Clark Performance Undertaking has come into and remained in full force and effect for a period of three Months, and (z) in the case of (c) above, the securities or obligations referred to therein become rated Baa3 or higher by Moody's Investors Service, Inc. or BBB- or higher by Standard & Poor's Rating Services (or, if either such agency changes its rating system, the equivalent successor rating applied by such agency at the time in question) or, if so rated and placed on credit watch, such ratings are confirmed.

     11.4.2 Each such stand-by letter of credit shall be: (i) irrevocable and unconditional; (ii) established in favor of Seller; (iii) issued by Bankers Trust Company, Bank of Boston, N.A., Toronto-Dominion Bank or such other bank, and branch of such bank, having a net asset value of not less than two hundred fifty million U.S. Dollars (U.S.$250,000,000) and outstanding senior debt securities rated not less than A2 by Moody's Investors Service, Inc. and A by Standard & Poor's Rating Services; (iv) in an amount of U.S. Dollars at all times equal at least to the tool aggregate amount of all invoices outstanding under the Agreement plus one hundred ten percent (110%) of the estimated invoice value of Maya lifted by Buyer with respect to which an invoice has yet to be issued by Seller; (v) payable, at Buyer's option, in New York, New York or Mexico City, Mexico; (vi) in substantially the form of Annex 8 or other form reasonably satisfactory to Seller; (vii) having an expiration which is not sooner than sixty-two (62) Days, in the case of a letter of credit payable in New York, or forty-two (42) Days, in the case of a letter of credit payable in Mexico City, from the last Day of the Agreed Laydays for the most recent cargo to which it applies (it being understood that, in the event the vessel in question fails to arrive within the Agreed Laydays, the applicable letter of credit shall be extended prior to the commencement of loading by the number of Days of delay resulting from such late arrival); (viii) payable in whole or in part against the presentation by Seller of a request for payment accompanied by an officer's certificate of Seller stating that payment of the amount stated in such request is past due; and (ix) notified to Seller not less than five Days prior to the first Day of the Agreed Laydays for the most recent shipment to which the stand-by letter of credit relates, unless the event referred to in Article 11.4.1 occurs within such five-Day period, in which case the letter of credit shall be notified as soon as is reasonably possible and, in any event, prior to the commencement of loading of any cargo vessel.

     11.5 Suspension of Deliveries. In the event that (a) Buyer fails to make any payment in an aggregate amount of one hundred thousand U.S. Dollars (U.S.$100,000) or more required to be made by Buyer under the Agreement, or under any other crude oil agreement between Buyer and Seller, when and as the same shall become due and payable, or (b) Buyer fails to establish and maintain in accordance with Article 11.4.2 any stand-by letter of credit required by Seller pursuant to Article 11.4.1, then (in addition to all other rights or remedies provided to Seller hereunder or otherwise) Seller shall have the right at its sole discretion to suspend further deliveries of Maya unless and until Buyer makes the required payment referred to in (a) above together with any accrued interest thereon or establishes the stand-by letter of credit required pursuant to Article 11.4, as the case may be. In the event of such suspension by Seller and subsequent cure by Buyer, Seller shall not be obligated to resume delivery of Maya for a period of time following such cure equal to the shorter of the period of suspension preceding such cure or three Months; it being understood that Seller shall use all commercial reasonable efforts to resume such delivery earlier.

      11.6 Shipping Documents. Seller shall deliver to Buyer the shipping documents specified in Annex 9 and an invoice, which may be sent by telex or other electronic means, and in the event that the original bills of lading are not delivered to Buyer on or before the due date for payment, Buyer undertakes to pay Seller upon presentation of an invoice and a letter of indemnity sent by telex or other electronic means, in the form of Annex 10, in lieu of the original bills of lading until such bills of lading are delivered to Buyer.

     ARTICLE 12 NO SET-OFF
                ----------

     Without prejudice to Buyer's right subsequently to assert claims it may have under the Agreement in arbitration proceedings pursuant to the provisions of Article 31.2, all payments required to be made by Buyer hereunder shall be made punctually and without set-off or deduction whatsoever (other than to the extent of any credit memorandum issued by Seller in favor of Buyer in connection with any quantity, quality or price dispute or of any arbitral award rendered pursuant to Article 31.2) for any claims which Buyer or any other party may now have or hereafter acquire against Seller.

     ARTICLE 13  NOTICE OF CLAIMS
                 ----------------

     Any claim which Buyer may have arising out of or relating to the Agreement must be notified to Seller: (i) within sixty (60) Days after the date of the bill of lading for the shipment involved if such claim is for demurrage (any such claim must be accompanied by complete substantiation and a copy of the charter party if any for the tanker); or (ii) within thirty (30) Days after the date on which the loading of any shipment is completed, if such claim relates to the quantity or quality of Maya in such shipment. Seller shall not be liable to Buyer in respect of (and Buyer shall be deemed to have waived) any claim which is not so notified to Seller, and Buyer shall reimburse Seller for any expenses, including attorneys' fees, which Seller incurs in connection with the defense of any such claim.

     ARTICLE 14  TERMINATION BY SELLER OR BUYER
                 ------------------------------

     Anything herein to the contrary notwithstanding, either party shall have the right (in addition to any other rights or remedies provided to such party under the Agreement or otherwise) to terminate the Agreement in its entirety, effective immediately upon notice to the other party, in the event that such other party defaults in any of its material obligations under Part III, and such default continues unremedied for a period of sixty (60) Days or, in the case of default by Seller in its obligation to deliver Maya, such default continues for a period of sixty (60) Days. It is expressly understood and agreed that neither party shall have the right to terminate the Agreement based upon default of the other party in any of its obligations under Parts II, V or VI, other than as expressly provided in any such Part.

     ARTICLE 15  EFFECT OF TERMINATION
                 ---------------------

     15.1 Termination Not to Relieve Obligations. No termination of the Agreement, whether pursuant to Article 14 or otherwise, shall relieve either party of its obligation to make any payment then required of it under the Agreement or which becomes payable as the result of such termination. Any termination of the Agreement shall not affect any right or liability of either party that accrued during, or relates to, the period prior to such termination, it being understood that nothing in this Article 15 shall be construed as limiting either party's right to recover damages resulting from any such termination.

     15.2 Acceleration. In the event that Seller exercises its right to terminate the Agreement pursuant to any provision hereof, then, anything herein to the contrary notwithstanding, any obligation of Buyer to make any payment hereunder for or in respect of Maya sold and delivered as of the date of termination shall be accelerated and such payment shall become immediately due and payable.

     ARTICLE 16  FORCE MAJEURE
                 -------------

     16.1 Relief from Liability. Neither party to the Agreement shall be liable for demurrage, loss, damage, claims or demands of any nature arising out of delays or defaults in performance under Parts III or V due to force majeure.

     16.2 Notice. Any party claiming force majeure shall promptly notify the other of the occurrence of the event of force majeure relied upon. In addition, each party shall give prompt notice to the other of the occurrence of any event or the existence of any condition, whether the result of force majeure or otherwise, known to it which is reasonably likely to materially and adversely affect such party's ability to perform any of its material obligations under the Agreement.

     16.3 Payment for Mava Sold and Delivered. Nothing in this Article 16 shall relieve Buyer of its obligation to pay in full for Maya sold and delivered hereunder and for all other amounts due and payable to Seller from Buyer under the Agreement.

     16.4 Pro-rata Apportionment. If, as a result of force majeure, Seller at any time does not have available a sufficient amount of Maya for export to supply the aggregate amount of Maya to be sold by it hereunder to Buyer and under such commitments as Seller may have with its other customers, Seller shall not reduce the quantity of Maya sold to Buyer hereunder by a percentage greater than the percentage by which Seller reduces the aggregate amount of its sales of Maya to (i) other export customers under agreements to supply 50,000 BPD or more of Maya, or (ii) in the event such agreements represent less than twenty percent (20%) of Seller's exports of Maya, Seller's other export customers in general; it being understood that the occurrence of an event of force majeure shall not under any circumstances require Seller to purchase crude oil from any party to sell to Buyer.

     16.5 Extension of Guarantee Period. If an event of force majeure affecting the delivery, lifting or processing of Maya results in a curtailment of processing at the Refinery of more than twenty-five percent (25%) of the Contract Quantity on average over any period of fifteen (15) consecutive Days or more during the Guarantee Period, then the Guarantee Period shall be extended by the number of Days necessary for the Refinery, assuming operation at Design Capacity, to process the quantity of Maya not processed due to such curtailment; provided, however, that the aggregate period of all such extensions shall not exceed two hundred seventy (270) Days in respect of events of force majeure affecting the production or delivery of Maya by Seller or the facilities at the Loading Port, and three hundred sixty-five (365) Days in respect of events of force majeure affecting the lifting, transportation, storage or processing of Maya by Buyer; and, provided further, that Buyer, within thirty (30) Days following the end of any such curtailment, shall notify Seller of the specific event of force majeure which caused the curtailment, its duration and the number of Barrels of Maya affected. Upon request from Seller, Buyer shall supply an officer's certificate confirming the content of such notice.

     16.6 Meaning of Force Majeure. For purposes of this Article 16, force majeure shall include any act or event that prevents or delays the performance by either party of its obligations under Part III and Part V if and to the extent such act or event is beyond such party's reasonable control, not the result of such party's fault or negligence, and such party has been unable to overcome the consequences of such act or event by the exercise of commercially reasonable effort, which may include the expenditure of funds. Subject to the satisfaction of the conditions established in the previous sentence, force majeure shall include, but not be limited to, the following acts or events, or any similar and equally serious acts or events, which prevent or delay the performance by a party of its obligations under Part III and Part V: acts of God or of the public enemy; floods or fire; hostilities or war (whether declared or undeclared); blockade; strikes or other labor disturbances that are not the result of breach of a labor contract by the affected party; riots, insurrections or civil commotion; quarantine restrictions or epidemics; electrical shortages or blackouts; earthquakes; tides, storms or bad weather at the Loading Port; accidents; breakdown or injury to producing or delivering facilities in Mexico or to receiving or processing facilities at the Refinery; interruption, decline or shortage of Seller's supply of Maya available for export from Mexico (including, without limitation, shortage due to increased domestic demand); or laws, change in laws, decrees, regulations, orders or other directives or actions of either general or particular application (other than as may be directed to aspects of the Agreement not common to long-term crude oil supply agreements generally) of the government of Mexico or the government of the United States of America or any agency thereof (which shall not include Seller, Pemex Exploracion y Produccion, or any of Seller's other Affiliates) or of a Person or authority purporting to act therefor.

                        PART IV: DIFFERENTIAL GUARANTEE

     ARTICLE 17 SHORTFALL IN DIFFERENTIALS
                --------------------------

     (a) In the event that, as of the end of any Quarter all or part of which is within the Guarantee Period, there is a Quarterly Shortfall for such Quarter, Buyer shall receive a credit against the purchase price of Maya delivered beginning in the succeeding Quarter (as illustrated in line M of Annex 11) equal to the sum, if greater than zero, of the amount of such Quarterly Shortfall minus the amount, if any, by which the aggregate of all Quarterly Surpluses for prior Quarters exceeds the aggregate of all Quarterly Shortfalls and Credit Interest for prior Quarters (as illustrated in line K of Annex 11).

     (b) The sum, if greater than zero, of (i) such credit determined in accordance with (a) above, plus (ii) any Credit Carryforward from such Quarter (as illustrated in line Q of Annex 11), minus (iii) any Premium Carryforward from such Quarter (as illustrated in line W of Annex 11), shall be applied at the rate of U.S.$5.00 per Barrel of Maya beginning with the first Barrel delivered in such succeeding Quarter up to a maximum aggregate amount in such succeeding Quarter of thirty million U.S. Dollars (U.S.$30,000,000). In the event the sum referred to in the preceding sentence hereof is less than zero, then Buyer shall pay a premium on the purchase price of Maya delivered in the succeeding Quarter equal to the positive value of such sum applied at the rate of U.S.$5.00 per Barrel of Maya beginning with the first Barrel delivered in such succeeding Quarter up to a maximum aggregate amount in such succeeding Quarter of twenty million U.S. Dollars (U.S.$20,000,000).

     (c) In the event that, as of the end of any such succeeding Quarter, there remains an amount which has not been applied, pursuant to (b) above or the second sentence of Article 18(b), to Maya delivered in such succeeding Quarter, then such remaining amounts, together with interest on such remaining amount at LIBOR plus one percent (1%) calculated for the period of such succeeding Quarter, shall constitute a "Credit Carryforward" from such succeeding Quarter (as illustrated in line R of Annex 11).

     (d) In the event that, as of the end of any Quarter all or part of which is within the Guarantee Period, both the Quarterly Surplus and the Quarterly Shortfall equal zero, and the sum of any Credit Carryforward minus any Premium Carryforward is greater than zero, then Buyer shall receive a credit equal to such sum, applied at the rate of U.S.$5.00 per Barrel of Maya, beginning with the first Barrel of Maya delivered in such succeeding Quarter up to a maximum aggregate amount in such succeeding Quarter of thirty million U.S. Dollars (U.S.$30,000,000).

     ARTICLE 18 SURPLUS IN DIFFERENTIALS
                ------------------------

     (a) In the event that, as of the end of any Quarter all or part of which is within the Guarantee Period, there is a Quarterly Surplus for such Quarter, Buyer shall pay a premium on the purchase price of Maya delivered beginning in the succeeding Quarter (as illustrated in line S of Annex 11) equal to the lesser of (i) the amount of such Quarterly Surplus or (ii) the amount, if any, by which the aggregate of all Quarterly Shortfalls and Credit Interest for prior Quarters and such Quarter exceeds the aggregate of all Quarterly Surpluses for prior Quarters (as illustrated in line L of Annex 11).

     (b) The sum, if greater than zero, of (i) such premium determined in accordance with (a) above, plus (ii) any Premium Carryforward from such Quarter (as illustrated in line W of Annex 11), minus (iii) any Credit Carryforward from such Quarter (as illustrated in line Q of Annex 11), shall be applied at the rate of U.S.$5.00 per Barrel of Maya beginning with the first Barrel delivered in such succeeding Quarter up to a maximum aggregate amount in such succeeding Quarter of twenty million U.S. Dollars (U.S.$20,000,000). In the event the sum referred to in the preceding sentence hereof is less than zero, then Buyer shall receive a credit against the purchase price of Maya delivered in the succeeding Quarter equal to the positive value of such sum applied at the rate of U.S.$5.00 per Barrel of Maya beginning with the first Barrel delivered in such succeeding Quarter up to a maximum aggregate amount in such succeeding Quarter of thirty million U.S. Dollars (U.S.$30,000,000).

     (c) In the event that, as of the end of any such succeeding Quarter, there remains an amount which has not been applied, pursuant to (b) above or the second sentence of Article 17(b), to Maya delivered in such succeeding Quarter, then such remaining amount, together with interest on such remaining amount at LIBOR plus one percent (1%) calculated for the period of such succeeding Quarter, shall constitute "Premium Carryforward" (as illustrated in line X of Annex 11) from such succeeding Quarter.

     (d) In the event that, as of the end of any Quarter all or part of which is within the Guarantee Period, both the Quarterly Surplus and the Quarterly Shortfall equal zero, and the sum of any Credit Carryforward is less than zero, then Buyer shall pay a premium equal to the positive value of such sum, applied at the rate of U.S.$5.00 per Barrel of Maya, beginning with the first Barrel of Maya delivered in such succeeding Quarter up to a maximum aggregate amount in such succeeding Quarter of twenty million U.S. Dollars (U.S.$20,000,000).

     ARTICLE 19 CALCULATION OF DIFFERENTIAL GUARANTEE
                -------------------------------------

     19.1 Time of Delivery. For purposes of calculating any Monthly Shortfall or Monthly Surplus. as well as for purposes of applying any credit or premium pursuant to Article 17 and 18, respectively, Maya shall be considered to have been delivered on the Day on which the bill of lading for the cargo in question was issued at the Loading Port, as reflected in such bill of lading.

     19.2 Examples of the Operation of Part IV. For purposes of convenience in interpreting the Agreement, set forth in Annex 11 are examples of the operation of Part IV.

     19.3 Quarterly Calculation. Within the first fifteen (15) Days of each Quarter following any Quarter within the Guarantee Period, Seller shall provide to Buyer a detailed report, substantially in the form of Annex 11, including (i) the calculation of the Differential for the preceding Quarter, (ii) the calculation of any Quarterly Shortfall or Quarterly Surplus for such preceding Quarter, (iii) the application of any credit or premium to the purchase price of Maya delivered during such preceding Quarter, (iv) any Premium Carryforward or Credit Carryforward from such preceding Quarter, (v) the calculation of any Credit Interest for the prior Quarter, and (vi) the amount of credits or premiums to be applied during the current Quarter. Within ten (10) Days from receipt of such report, Buyer shall notify Seller of any claimed discrepancy therein and any proposed amendment thereto; it being understood that the parties shall, in such event, undertake in good faith to resolve such discrepancy promptly and in any event prior to the payment date of the first invoice for Maya delivered in such Quarter. Pending the resolution of any claimed discrepancy, Buyer shall make payment to Seller in accordance with Article 11.2 based on the calculations made by Seller pursuant to this Part IV as set out in Seller's report.

     ARTICLE 20 DIFFERENTIAL FORMULA
                --------------------

     20.1 Alternative Differential Calculation. In the event that (a) the absolute value of the arithmetic average, for the immediately preceding twenty-four (24) Month period, of the difference between (i) the Regular Price, and
(ii) the sum of (x) 0.679 multiplied by the price of No. 6 Oil (as determined pursuant to Annex 2), plus (y) 0.185 multiplied by the sum of the price of RUL and the price of No. 2 Oil (each as determined pursuant to Annex 2), minus (z)
2.874 (such sum, the "Maya Proxy") exceeds (b) U.S.$0.50 per Barrel for any Month, then the price of No. 6 Oil to be used in calculating the Differential beginning in the Month following such 24-Month period shall be equal to the sum of (x) 1.473 multiplied by the Regular Price, plus (y) 4.233, minus (z) 0.272 multiplied by the sum of the price of RUL and the price of No. 2 Oil.

     20.2 Reinstatement of Differential Calculation. In the event an alternative Differential formula becomes applicable pursuant to Article 20.1 and thereafter the absolute value of the arithmetic average, for the immediately preceding twenty-four (24) Month period, of the difference between the Regular Price and the Maya Proxy is equal to or less than U.S.$0.50 per Barrel, then the price of No. 6 Oil to be used in calculating the Differential beginning in the Month following such 24-Month period shall be as determined pursuant to Annex 2.

                            PART V:  DELIVERY TERMS

     ARTICLE 21 ARRIVAL PROCEDURES AND LIFTING
                ------------------------------

     21.1 Lifting Program.
          ---------------

     21.1.1 At least fifteen (15) Days before the end of each Month, Buyer shall furnish Seller with a lifting program for the following two Months and a preliminary lifting program for the next Month thereafter. Such lifting programs shall be integrated with any such programs for Maya under any other crude oil agreement between Seller and Buyer or its Affiliates and, accordingly, the Contract Quantity may be lifted in cargoes together with quantities of Maya so nominated under such other crude oil supply agreement. Such lifting programs shall specify the following:

     (a)  the quantity of Maya to be lifted in each such Month;

     (b)  a three-Day range for the arrival of each tanker;

     (c)  the quantity of Maya to be lifted by each tanker;

     (d)  the port of discharge of each cargo; and

     (e) in the case of the lifting program for the following Month, (i) the name, size and dimensions of tankers designated for lifting during such Month and (ii) the names of the tanker's agent and Buyer's representative.

     21.1.2 If the name of a tanker is not known at the time the lifting program for the following Month is furnished to Seller, Buyer shall notify Seller of such name and the other data referred to in Article 21.1.1(e) as soon as possible, but in any event not later than three Business Days prior to the first Day of the Agreed Laydays for the unspecified tanker. In no event shall Seller be liable for deadfreight if Buyer provides a tanker larger than that required to lift the quantity of Maya scheduled to be lifted hereunder. If Buyer does not furnish Seller with a lifting program complying with the requirements of Article 2.1.1 for the following Month within the period specified above, Buyer shall be required to accept the lifting program for such Month established by Seller.

     21.1.3 Seller shall be deemed to have accepted Buyer's lifting program for the following Month unless Seller has notified Buyer of alterations thereto at least five Days prior to the beginning of such Month. Seller shall in any event notify Buyer within such time period of the Loading Ports to be used by Buyer's tankers (subject to adjustment as provided in Article 21.1.5) and the name(s) of the independent inspector(s) nominated by Seller for purposes of
Article 23.1 and Article 24.1. If Seller timely so notifies Buyer of alterations to the lifting program, Buyer shall be deemed to have agreed to those alterations unless, within three Days after Buyer's receipt of Seller's notice, Buyer requests Seller to reconsider such alterations. Seller's decision following any such reconsideration shall be final and binding on both parties. Buyer may also notify Seller within such three-Day period that it objects to an independent inspector nominated by Seller. In such case, Seller shall select another independent inspector. The lifting program as finally determined pursuant to the provisions of Article 21.1.1 and this Article 21.1.3 for any Month is referred to herein as the "Agreed Lifting Program" for such Month, and the three-Day range for the arrival of any tanker contained in any Agreed Lifting Program is referred to herein as the "Agreed Laydays" for such tanker.

     21.1.4 In working toward each Agreed Lifting Program, the parties shall cooperate with one another and exercise all commercially reasonable efforts to ensure that each such Agreed Lifting Program provides that Seller will deliver and Buyer will lift Maya ratably with the minimum objective that not less than thirty-five percent (35%) of the Contract Quantity (subject to operational tolerance pursuant to Article 8.2) for any Month be lifted in any period of fifteen (15) Days within such Month.

     21.1.5 Seller may notify Buyer that any tanker scheduled in an Agreed Lifting Program shall load Maya at a Loading Port different from (but on the same coast as) the Loading Port previously specified pursuant to Article 21.1.3 or shall load Maya at two Loading Ports (on the same coast), provided that such notice is given by Seller (i) at least twenty-four (24) hours prior to the ETA of such tanker, if Buyer has notified Seller of an ETA falling within or after its Agreed Layday, or (ii) at least twenty-four (24) hours prior to the first Day of the Agreed Laydays, if Buyer has notified Seller of an ETA which is earlier than the first Day of the Agreed Laydays.

     21.2 Substitution of Tankers. Buyer shall be entitled to substitute another tanker for any tanker designated in an Agreed Lifting Program; provided, however, that the substitute tanker shall have substantially the same characteristics (including carrying capacity) as the tanker previously nominated and accepted pursuant to Article 21.1 and shall meet the requirement for vessels loading at the particular Loading Port involved; and provided, further, that Buyer shall give Seller notice of the substitution not less than three Days prior to the first Day of the Agreed Laydays for the substituted tanker. In the event that Buyer substitutes a tanker other than in accordance with the provisions of this Article 21.2, Seller may in its sole discretion refuse to load such tanker, it may load such tanker at any Loading Port on any Day it may specify, whether or not within the Agreed Laydays for such tanker; Seller shall in no event be liable for demurrage, deadfreight or any other charges with respect to the loading of any such tanker.

     21.3 Advice of ETA. Buyer shall arrange for each tanker to advise the Loading Port operator (through the communication frequencies listed in Annex 12) and Seller of its ETA at each of the following times:

     (a) immediately upon leaving its last port of call before the Loading Port, if such departure is more than seventy-two (72) hours prior to ETA at the Loading Port;

     (b)  seventy-two (72) hours before ETA;

     (c)  forty-eight (48) hours before ETA;

     (d)  twenty-four (24) hours before ETA; and

     (e)  twelve (12) hours before ETA.

Seller shall not be liable for demurrage, deadfreight or any other charges in respect of any delay in loading attributable to the failure of a tanker to give notice of its ETA at any of the times enumerated above.

     21.4 Notice of Readiness. The Buyer, its representative or the Master of the tanker (who shall be deemed to be acting on Buyer's behalf) shall, during the hours in which the Loading Port is open, give Seller or Seller's agent, and the Loading Port operator, notice of the readiness of the tanker to load. Notice of readiness shall not be given until the tanker (i) has anchored at the customary area at the Loading Port, (ii) has been granted free pratique, (iii) has received the necessary clearance by customs and all other governmental authorities, and (iv) is ready in all other respects to load; provided, however, that notice of readiness may be given before the conditions specified in clauses
(ii) and (iii) above have been satisfied if, in accordance with the practice at the Loading Port, such conditions may be satisfied only after the tanker has been brought to the loading point. If, notwithstanding having tendered notice of readiness, the tanker is found not to be ready to load, such notice of readiness will be disregarded and Buyer shall be obligated to give a new notice of readiness when it is in fact ready to load.

     21.5 Oil Pollution. Buyer shall ensure that each vessel used for loading Maya under the Agreement (i) is owned by a member of the International Tanker Owners Pollution Federation Limited, (ii) is covered, without expense to Seller, by insurance protecting against any and all liabilities from pollution issued by an internationally recognized Protection and Indemnity Association in an amount not less than seven hundred million U.S. Dollars (U.S.$700,000,000), or such greater amount as may become available in the insurance market and generally obtained by prudent owners of similar vessels, and (iii) carries all certificates required by applicable laws for the carriage of petroleum and petroleum products in Mexican waters and in international ocean transportation and for conducting cargo operations at the Loading Ports, including, without limitation, as required under the Convention on Civil Liability for Oil Pollution Damage of 1969. Buyer shall further ensure that each vessel used for loading Maya is in full compliance with the requirements of the International Management Code for the Safe Operation of Ships and for Pollution Prevention. Seller may at its sole option place pollution control personnel on board Buyer's vessels to observe cargo loading and related operations. Seller's representative may render advice to Buyer, its representative or the Master (who shall be deemed to be acting on Buyer's behalf), and may assist them in the avoidance of any type of pollution; provided, however, that Buyer shall remain fully responsible for any action taken by it or on its behalf.

     ARTICLE 22 LOADING CONDITIONS: DEMURRAGE
                -----------------------------

     22.1 Berthing of Tankers; Commencement of Laytime.
          --------------------------------------------

     22.1.1 Subject to the provisions of Articles 22.1.2 and 22.1.3, Seller shall provide a safe loading point at the Loading Port for each tanker designated in accordance with the provisions of Article 21, which loading point may be a berth, dock, anchorage, sea terminal, sea-buoy mooring, submarine loading line or other place, including alongside lighters, any floating storage and offloading system or other vessel. In the event that a tanker arrives within its Agreed Laydays, then laytime shall commence at the earlier of (i) six hours after notice of readiness is given or (ii) the commencement of loading; provided, however, that in the event notice of readiness is given within the last two hours in which the Loading Port is open or during the time the Loading Port is closed, then only half of the time from the giving of notice to the time when the Loading Port next opens shall be counted for purposes of (i) above and for purposes of determining Allowed Laytime.

     22.1.2 Seller shall not be obligated to provide a loading point for any tanker arriving after the last Day of its Agreed Laydays. If such tanker is permitted to berth, laytime shall commence at the commencement of loading. Regardless of whether such tanker is permitted to berth, Seller shall in no event be liable for demurrage, deadfreight or other charges in connection with the loading thereof.

     22.1.3 Seller shall not be obligated to provide any tanker arriving prior to its Agreed Laydays with a loading point until the first Day of its Agreed Laydays. Notwithstanding the time at which loading begins, if Seller provides such tanker with a loading point prior to the first Day of its Agreed Laydays, laytime shall commence at the earlier of (i) six hours after the Loading Port opens on the first Day of the Agreed Laydays for such tanker or (ii) the commencement of loading.

     22.2 Shifting Loading Point of Tankers. Seller shall have the right to shift tankers at the Loading Port from one loading point to another, provided that all expenses incurred in connection therewith shall be borne by Seller and all time expended in such shifting of tankers shall count as laytime. Notwithstanding the provisions of the preceding sentence, the expenses incurred in connection with a shifting of any tanker which is attributable to one of the events referred to in Article 22.4 shall be borne by Buyer, the time consumed during such shifting shall not count as laytime, and Seller shall not be obligated to provide such tanker with a loading point until a loading point becomes available.

     22.3 Allowed Laytime. The Allowed Laytime for tankers loading up to 500,000 Barrels of Maya shall be thirty-six (36) hours. The Allowed Laytime for tankers loading more than 500,000 Barrels of Maya shall be the number of hours calculated as follows:

     Step 1:   subtract 500,000 from the number of Barrels to be loaded;

     Step 2: multiply the amount calculated as provided in Step 1 by 0.0000272;

     Step 3:   add 36 to the amount calculated as provided in Step 2; and

     Step 4: round the amount calculated as provided in Step 3 to the nearest whole number.

Allowed Laytime shall cease upon the disconnection of delivery hoses after the completion of loading. In the event that Seller has agreed to load a tanker at a single Loading Port with Maya for both Buyer and one or more other customers of Seller, then (i) the Allowed Laytime for such loading shall be the Allowed Laytime applicable to the aggregate amount of Barrels loaded for Buyer and such other customer or customers and (ii) the time consumed in switching from loading for Buyer to loading for Seller's other customer or customers, or vice versa, shall not be counted as used laytime. In the event that an Agreed Lifting Program provides for loading of Buyer's tanker at two Loading Ports, or Seller notifies Buyer pursuant to Article 21.1 that loading shall be at two Loading Ports, the Allowed Laytime shall be the Allowed Laytime applicable to the aggregate amount of Maya to be loaded.

          22.4 Adjustments to Laytime. In the event that the loading of any tanker is delayed, directly or indirectly, for any of the following reasons, whether occurring prior to, during, or after the berthing or commencement of loading of the tanker:

          (a) regulations or decisions of Buyer, or of the owner or operator of the tanker, prohibiting or restricting loading at any time;

          (b)  lightering at Buyer's request;

          (c) delay or suspension in loading due to failure of Buyer to comply with any provision of the Agreement, including, without limitation, the failure of Buyer to provide and notify Seller of any letter of credit pursuant to Article 11.4 or Article 11.5;

          (d) more than one stoppage in loading as a result of Buyer's instructions as to distribution of the Maya in the tanker;

          (e)  discharge of ballast or slops;

          (f) the condition or facilities of the tanker, or any other reason attributable to or within the reasonable control of Buyer or the tanker;

          (g) regulations of the Loading Port operator, port authorities or the Government of Mexico or any political subdivision or agency thereof, including, but not limited to, regulations or decisions closing the Loading Port, prohibiting night traffic or berth maneuvering or prohibiting or restricting loading for any reason;

          (h) customs or customs clearance procedures, or time required in order to be granted free pratique;

          (i) inspection, gauging and measurement of tanks or valves before, during and after loading;

          (j) maneuvering of tanker from anchorage until all fast at the loading point, beginning with the earlier of pilot on board or anchor aweigh;

          (k)  bad weather, rough seas, fires or explosions; or

          (l) any of the events listed in Article 16.6 and not specifically listed above, or any other event of force majeure;

then the amount of time during which the loading of such tanker is so delayed shall not count as laytime, except that, in the case of (i) above, one half the amount of time during which the loading of such tanker is so delayed shall not count as laytime.

          22.5 Demurrage. Seller shall pay Buyer demurrage for any hour or part of an hour of laytime in excess of the Allowed Laytime for the tanker involved, at a rate equal to (a) in the case of a tanker under time charter, the lower of (i) the rate determined by multiplying the AFRA for a hypothetical tanker with a deadweight in metric tons equal to the weight in metric tons of the Maya loaded times the WORLDSCALE rate for such hypothetical tanker and (ii) the rate determined by multiplying the AFRA for the deadweight in metric tons of the tanker times the WORLDSCALE rate for such deadweight, and (b) in the case of a spot chartered or voyage chartered tanker, the rate specified in the charter party for such tanker. For all loadings that commence during a particular Month, the applicable AFRA shall be the one that is determined on the basis of freight assessments for the period ended on the fifteenth Day of the preceding Month. In the event that WORLDSCALE or AFRA is interrupted, or its structure changed so as no longer to represent the relevant conditions under the Agreement, Seller and Buyer shall consult and agree on another rate for the evaluation of the demurrage in question. The right of Buyer to demurrage pursuant to this Article
22.5 shall constitute Buyer's exclusive remedy with respect to any failure of Seller to complete the loading of any tanker within the Allowed Laytime.

          22.6  Buyer's Liability for Delay and Damage.

          22.6.1 Buyer shall pay Seller at the rate of U.S.$1,000 per hour for each hour or part thereof that loading is delayed due to any of the reasons specified in clause (a), (b), (c), (d), (e) (but only to the extent that more than six hours are expended in discharging ballasts or slops) or (f) of Article 22.4.

          22.6.2 Each tanker shall clear berth as soon as loading is completed and the delivery hoses are disconnected. Buyer shall pay Seller at the rate of U.S.$1,000 per hour for each hour or part thereof in excess of two hours that the tanker remains in berth subsequent to completion of loading and disconnection of the delivery hoses; provided, however, that such delay is caused by Buyer or the tanker.

          22.6.3 In the event that for any reason Buyer's tanker causes damage to any facilities at the Loading Port, then (i) Buyer shall reimburse Seller for the cost of repair or replacement of such facilities, (ii) any delay in loading the tanker as a result of such damage shall not be counted as laytime for such tanker, and (iii) Buyer shall pay Seller at the rate

U.S.$1,000 per hour for each hour or part thereof that any loading point may not be used as a result of such damage. Should any such damage occur, Buyer shall post such security for the payments provided in the preceding sentence as Seller may request, it being understood that Seller may detain the tanker at the Loading Port until such security shall have been posted.

          ARTICLE 23 QUANTITY MEASUREMENTS
                     ---------------------

          23.1 Determination of Quantity. The volume of each loading of Maya shall be determined by an independent inspector selected as provided in Article 21.1.3, whose fees shall be shared equally by the parties. Measuring and gauging shall be performed in accordance with one of the following measurement systems in decreasing order of preference, depending on the operational conditions prevailing at the Loading Port involved. Seller and Buyer or their respective representatives may witness the taking of the measurements.

          (a) Flow meters installed on loading lines: Such meter measurements shall be taken immediately before, during and after loading. When measurements are made with positive displacement meters, the meters and associated measurement testers will be installed, maintained and calibrated according to the latest revision of API-Manual of Petroleum Measurement Standards ("MPMS"), Chapter 5.2 "Measurement of liquid hydrocarbons by displacement meters." If turbine meters are used, gauging will follow the latest revision of API-MPMS, Chapter 5.3 "Measurement of liquid hydrocarbons by turbine meters" for the meters and measurement testers.

          (b) Shore tanks: The shore tanks shall have been calibrated on a periodic basis according to the latest revision of API-MPMS, Chapters 2 and 3, by an independent inspector selected by Seller, who shall have certified the calibration. Volume measurements shall follow the latest revision of API procedure STD 2S4S or ASTM 1085, at Seller's choice.

          (c) Volume measured on board: Volume measurement on board the vessel shall be made in accordance with the latest edition of the API-MPMS, Chapter 17 "Marine Measurement," on the basis of at least three measurements for each tank. The onboard quantity (including free water) measured prior to loading shall be deducted from the total observed volume measured after loading. Volume corrections in respect of temperature shall then be effected at 60 (degrees) F (equivalent to 15.56 (degrees) C) in accordance with ASTM-1250 or API-MPMS, Chapter 11.1, at Seller's choice, thereby arriving at the gross standard volume. Such gross standard volume shall then be further corrected by multiplying it by the current vessel experience factor for the vessel, determined as follows:

     Step 1: for at least the last five (5) loading operations for crude oil, divide (i) the total calculated volume loaded during each such operation as measured on shore in static shore tanks or by flow proportional meters in accordance with the API or ASTM procedures described above by (ii) the corresponding total calculated volume loaded as measured on board in accordance with such procedures (it being understood that Seller may require verification of the volume figures provided by Buyer);

     Step 2: shore/ship ratios calculated as provided in Step 1 shall be accepted if they fall within the following ranges: (i) 1.000 (+/-) 0.0050 for tankers having a deadweight of up to 100,000 metric tons, and (ii) 1.000 (+/-) 0.0030 for tankers having a greater deadweight; and

     Step 3: calculate the arithmetic average of the figures produced in Step 1 that have been accepted in Step 2;

the average calculated in Step 3 being the vessel experience factor for the vessel; provided, however, that (i) for purposes of Step 1 above, the first voyage after any drydock, voyages before the last drydock which involved a material change in the vessel tanks, and voyages involving lightering, on-carry loadings, multiple loadings, or loadings of less than seventy-five percent (75%) of total capacity, will not be considered, and (ii) if there are less than five shore/ship ratios that are accepted pursuant to Step 2 above, the vessel experience factor will be 1.000. S & W, determined in the manner provided in
Article 24, shall then be deducted from the volume determined above in order to arrive at the volume for purposes of the bill of lading and the invoice.

          23.2 Volume Corrections for Temperature. Except in the case that quantity measurements are made pursuant to the provisions of Article 23.1(c), in which case temperature corrections shall be made in the manner and at the time specified in that Article, temperature readings shall be taken in accordance with the methods listed below in decreasing order of preference, depending on operational conditions prevailing at the Loading Port involved: (i) the average of the temperatures taken at various times during loading at flow meters; and
(ii) the temperature taken in shore tanks. Temperature corrections at 60/o/ F (equivalent to 15.56/o/ C) will then be effected for all volume determinations in accordance with ASTM-1250 or API MPMS, Chapter 11.1, at Seller's choice, provided that temperature corrections shall not be made in the case that volume is determined by way of flow meters pursuant to Article 23.1(a) and temperature compensators at 60/o/ F (equivalent to 15.56/o/ C) are integrated into the meter system. S & W, determined in the manner provided in Article 24, shall be deducted from the volume corrected for temperature as provided above in order to arrive at the volume for purposes of the bill of lading and invoice.

          23.3 Conclusiveness of Measurements. Quantity and temperature measurements made by the independent inspector as provided in this Article 23 shall be final and binding on the parties, except in the case of manifest error. In any event, without prejudice to the right of either party subsequently to demonstrate manifest error in such measurements, the determination of the independent inspector shall govern for purposes of the quantity stated in the bill of lading and the obligation of Buyer to make payment in accordance with the provisions of Article 11.

          ARTICLE 24 QUALITY
                     -------
          24.1 Determination of Quality. Sampling and testing of the Maya loaded in each shipment for quality shall be done in accordance with the latest revision of ASTM procedures D-4057-88 or D-4177, at Seller's choice, and witnessed by an independent inspector selected as provided in Article 21.13, whose fees shall be shared equally by the parties. Buyer and Seller or their representatives may witness the taking and testing of samples. Quality shall be determined by using the methods listed below in decreasing order of preference, depending on the operational conditions prevailing at the Loading Port involved: (i) from samples drawn from automatic samplers installed in the loading lines; (ii) from samples drawn from the storage shore tanks delivering Maya; or (iii) from a composite sample obtained in proportional parts from the vessel's tanks. The samples thus drawn shall be mixed and equally filled in four containers of one Gallon each. Two of such containers shall be sealed and handed over to the Master of the tanker and two shall be kept by Seller for ninety (90) Days after the date of the bill of lading.

          24.2 Analysis of Samples. The independent inspector shall witness quality tests for sulfur, salt and reid vapor pressure on the samples according to the latest revision of ASTM or API procedures, at Seller's choice. Gravity tests on all Maya shall be made in accordance with the latest revision of API-MPMS, Chapter 9, Section 1 or ASTM procedures D-1298-80, at Seller's choice. S & W shall be established in each case pursuant to the latest revision of ASTM-D-4007 or API-MPMS, Chapter 10-3, at Seller's choice, in tests witnessed by the independent inspector. Quality tests conducted in accordance with the above provisions shall be final and binding upon the parties, except in the case of manifest error.

          24.3 No Warranties. Seller does not guarantee or warrant the suitability of the Maya for any purpose whatsoever. Buyer hereby releases Seller from any and all warranties whatsoever (except for Seller's warranty that the Maya meets the typical characteristics contained in Annex 3), including, without limitation, any implied warranties of merchantability or fitness for a particular purpose.

          ARTICLE 25 DELIVERY
                     --------

          25.1 Passing of Title. Delivery of Maya shall be made in bulk to Buyer F.O.B. the applicable Loading Port to tankers to be provided by Buyer. Delivery shall be deemed completed when Maya passes the flange connection of the delivery hose at the tanker's rail. At that point, Seller's responsibility with respect to the Maya shall cease, and Buyer shall assume all risk of loss of or damage to, and deterioration or evaporation of, Maya so delivered. Any loss of or damage to Maya or any property of Seller or of any other Person during loading which is in any way attributable to the tanker or its officers or crew shall be borne by Buyer.

          25.2 Port and Loading Expenses. All expenses ashore pertaining to the pumping of Maya from shore tanks to tankers shall be borne by Seller, including, but not limited to, wharfage, dockage and quay dues at the Loading Port. Seller shall also pay all export taxes or duties imposed by Mexico or any political subdivision or taxing authority thereof. All other expenses pertaining to the loading of any tanker, including, without limitation, all tanker agency fees, anchorage, tonnage, towage, pilotage, customs, consular, entrance, clearance and quarantine fees, port dues and all charges and expenses relating to berthing and unberthing of tankers, shall be borne by Buyer.

          25.3 Loading Port Regulations. All laws, rules and regulations now or hereafter in existence relating to operations at the Loading Ports (including those referred to in

Annex 13), shall apply to all tankers provided by Buyer, including, without limitation, any regulations relating to (i) the prevention and control of fires and water pollution, and (ii) lead-free and segregated or clean ballast. Buyer shall reimburse Seller or its agent for any expenses they may incur as a result of the noncompliance by any such tanker with any such applicable law, rule or regulation, including, without limitation, any expenses incurred by Seller or its agent in connection with the extinguishing of fires, the repair of damage caused thereby, the cleaning up of water pollution and the payment of any charges assessed by the Government of Mexico or any political subdivision or agency thereof.

          25.4 Buyer's Knowledge of Loading Port Facilities; Standard Procedures. Buyer hereby acknowledges that it is fully familiar with the facilities and conditions at the Loading Ports, including the loading conditions and procedures and the facilities for the storage and delivery of the Maya. Annex 13 contains certain information and current requirements relating to the Loading Ports. The facilities and conditions at the Loading Ports may be changed at any time. Buyer also acknowledges that standard procedures in effect at the Loading Ports from time to time relating, inter alia, to quality and quantity measurements, safety in loading, and inspection of vessel tanks, shall supplement (but not conflict with) the procedure specified herein. Seller shall supply Buyer with a copy of such procedures upon Buyer's request.

                         PART VI:  MISCELLANEOUS TERMS

          ARTICLE 26 DURATION
                     --------

          Unless previously terminated pursuant to the termination provisions contained herein, the Agreement shall continue in effect unless and until the Contract Quantity is reduced to zero pursuant to Article 7.2.

          ARTICLE 27 SATISFACTORY DOCUMENTATION
                     --------------------------

          Each party shall deliver to the other, on the date hereof, each of the following: (i) a list of those individuals authorized to represent such party in its dealings with the other party; (ii) certificates of the Secretary or other similar officer of the party certifying as to the incumbency of each officer executing the Agreement on behalf of the party; and (iii) documentation evidencing the authority of each officer executing the Agreement on behalf of the party to act in such capacity. Each party shall at all times keep current the list described in clause (i) of this Article 27 and promptly furnish to the other party such other information or documentation concerning the financial and corporate status of the party and its Affiliates as the other party may from time to time reasonably request.

          ARTICLE 28 CONFIDENTIALITY
                     ---------------

          28.1 General Confidentiality Obligation. The parties agree that the terms of the Agreement and any other information with respect to the business and operations of the parties related to the Agreement and disclosed by one party to the other (such terms and information, subject to the exclusions stated below, the "Confidential Information"), shall be treated confidentially as provided in this Article 28, it being understood that the disclosure of such Confidential Information would threaten significant economic harm to the Nondisclosing Party. The obligations of confidentiality under this
Article 28 shall be of a continuing nature and shall survive the assignment or termination of the Agreement. Subject to Article 28.2 and the additional provisions of this Article 28.1, Confidential Information shall not be disclosed by either party or its respective Affiliates (a "Disclosing Party") without the prior written consent of the other party (the "Nondisclosing Party"). Except as otherwise provided with respect to Confidential Differential Information, the obligation hereunder not to disclose Confidential Information shall not apply to:

               (i) information that is publicly known or publicly disclosed other than by reason of a breach of this Article 28 by the Disclosing Party;

               (ii) the disclosure of Confidential Information that a Disclosing Party determines in good faith and on the advice of counsel is required to be disclosed by it or by any of its Affiliates by any court of law or any law, rule, or regulation, or, if requested by such agency, to an agency of any government having or asserting jurisdiction over a Disclosing Party or an Affiliate of such Disclosing Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith, provided that the Disclosing Party uses good faith efforts to assure, to the extent reasonably available in the circumstances, the confidential treatment of such Confidential Information by the party to which it is disclosed (including, without limitation, in the case of the United States Securities and Exchange Commission (the "Commission"), making requests for confidential treatment). In connection with the filing of a confidential treatment request with the Commission, Buyer shall provide Seller with reasonable opportunity to review and comment upon such confidential treatment request prior to the submission of such request or the Agreement to the Commission. In the event that such confidential treatment request is rejected, or if confidential treatment was granted pursuant to such confidential treatment request but later challenged, Buyer shall inform and consult with Seller immediately;

               (iii) the disclosure, whether in any press release or otherwise, of the existence of the Agreement and of the general terms hereof, it being understood that the terms of Articles 4.4, 5 (other than the fact that Buyer has certain rights to terminate the Agreement), 8, 10.2, 10.3, 10.4, 11.4, 11.5, 16, 21.1.4, 29.4, 29.5, 29.6 and Part
          IV, and of the definitions and Annexes referred to therein and essential thereto, shall not be so disclosed under this clause (iii);

               (iv) the disclosure in the ordinary course of business of Confidential Information to the Disclosing Party's legal counsel, accountants, investment bankers, commercial bankers or other professional consultants, in each case with such protections of confidentiality as generally apply thereto or are customarily available by agreement therewith;

               (v) the disclosure of Confidential Information to investment or commercial bankers, underwriters, placement agents or other parties engaged in connection with a securities offering or other financing by any Disclosing Party or any Affiliate of any Disclosing Party, in any offering memorandum or prospectus or similar document in connection with any such offering of securities, and to any securities analyst involved in research with respect to securities of the Disclosing Party, in each case with such protections of confidentiality apply thereto or are customarily available by agreement therewith;

               (vi) the disclosure of Confidential Information to the purchasers or prospective purchasers under any contracts for the sale of the output of the Project or the further refined products derived from such output to the extent reasonably necessary for purposes of such sale, provided that such purchasers or prospective purchasers agree to hold such Confidential Information under terms of confidentiality equivalent to this Article 28 and to use such Confidential Information only in connection with such sale;

               (vii) the disclosure of Confidential Information to its Affiliates, its shareholders, or its shareholders' Affiliates, provided that such recipient agrees to hold such information or documents under terms of confidentiality equivalent to this Article 28;

               (viii) the disclosure of Confidential Information to any purchaser or prospective purchaser of the Refinery or of a direct or indirect interest therein (including, without limitation, an equity interest in Buyer, Clark R&M or Clark U.S.A., Inc.), provided that such purchaser or prospective purchaser agrees to hold such Confidential Information under terms of confidentiality equivalent to this Article 28;

               (ix) the disclosure of Confidential Information to any governmental authority or agency, to the extent such disclosure assists Buyer in obtaining any Permits, provided the Disclosing Party makes such authority or agency aware of the confidential nature of such Confidential Information and uses good faith efforts to assure, to the extent reasonably available in the circumstances, the confidential treatment of such Confidential Information by such authority or agency;

               (x) the disclosure of Confidential Information to any credit rating agency from whom a rating is sought with respect to any debt or equity securities of Buyer, Clark U.S.A., Inc. or any successor thereof, Clark R&M, or any of their respective direct or indirect wholly-owned subsidiaries or any present or future parent entity thereof, in each case with such protections of confidentiality as may generally apply thereto or as may be available by agreement therewith;

               (xi) the disclosure of Confidential Information to which the Non-Disclosing Party consents, which consent shall not be unreasonably withheld or delayed, it being understood that it shall not be unreasonable for a Nondisclosing Party to refuse such consent based upon a good faith determination that the disclosure could jeopardize such Nondisclosing Party's legitimate business or commercial interests; or

          (xii) the disclosure of Confidential Information occurring after the later of the Day on which the Agreement terminates and the Day which is ten (10) Years from the date hereof.

     28.2 Confidentiality of Differential Information. (a) Except as hereinafter provided, neither the formula for the Differential set out in Annex 2 nor the U.S.$15.00 amount contained in the definitions of Monthly Shortfall and Monthly Surplus (such formula and amount, the "Confidential Differential Information") may be communicated by Buyer or any of its Affiliates to any third party at any time during the period commencing on the date hereof and ending on September 1, 1998 (the "Blackout Period") without the prior written consent of Seller. The foregoing notwithstanding, Buyer shall have the right to disclose Confidential Differential Information during the Blackout Period without obtaining the prior written consent of Seller in the following circumstances:

          (i)  in any of the circumstances set out in clauses (i), (iv), (vii),
     (viii) or (x) of Article 28.1;

          (ii) where Buyer determines in good faith that such Confidential Differential Information is required to be disclosed by it or by any of its Affiliates by any court of law or any law, rule, or regulation, or if requested by such agency, to an agency of any government having or asserting jurisdiction over Buyer or an Affiliate thereof and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith; provided that (x) such disclosure is mandatory for such Disclosing Party or such Disclosing Party is advised in writing by counsel that disclosure is necessary or advisable under a prudent interpretation of applicable law, (y) such Disclosing Party gives Seller prompt and timely notice of the impending disclosure, and (z) to the extent available under the laws, rules or regulations applicable to the entity to which the disclosure is made, the Disclosing Party uses reasonable good faith efforts to assure the confidential treatment of such information by such entity (including, without limitation, in the case of the Commission, making requests for confidential treatment). In connection with the filing of any confidential treatment request with a governmental entity, Buyer shall provide Seller with reasonable opportunity to review and comment upon any such confidential treatment request prior to the submission of Confidential Differential Information to any such entity. In the event that such confidential treatment request is rejected, or if confidential treatment was granted pursuant to such confidential treatment request but later challenged, Buyer shall inform and consult with Seller immediately;

          (iii) where such disclosure is (x) to the lead underwriters and co-managers or lead placement agents and co-placement agents engaged in connection with, or any credit rating agency from whom a rating is sought with respect to, any debt or equity securities offering by Buyer, Clark U.S.A., Inc., Clark R&M or any of their respective direct or indirect wholly-owned subsidiaries, provided each such lead underwriters, co-managers, lead placement agents, co-placement agents or rating agencies execute confidentiality agreements with Buyer in a customary form with respect to such Confidential Differential Information, or (y) to one or more investment banks or securities firms, for use only in connection with research, analysis or recommendations with respect to any debt or equity securities of Buyer, Clark U.S.A., Inc., Clark R&M or any of their respective subsidiaries, provided such investment banks or securities firms execute confidentiality agreements with Buyer in a customary form with respect to such Confidential Differential Information. Such lead underwriters and co-managers or lead placement agents and co-placement agents may incorporate the Confidential Differential Information into the financial models and projections used in connection with such securities offering (including in projections included in any prospectus or offering memorandum) and may keep such Confidential Differential Information in their files with respect to their due diligence investigation with respect to such offering, but may not disclose such Confidential Differential Information to the other syndicate underwriters or placement agents in connection with such securities offering during the Blackout Period; or

          (iv) to any commercial bank engaged in a financing by any Disclosing Party or any Affiliate of any Disclosing Party, provided each such commercial bank executes a confidentiality agreement with Buyer in a customary form with respect to such Confidential Differential Information.

     (b) Nothing contained in this Article 28.2 is intended to include within the definition of Confidential Differential Information: (i) the fact that a formula exists for the Differential, the fact that a mechanism exists for adjusting the price of Maya if the Differential is above or below a set level,
(iii) any annual aggregate value projected to be received in connection with the Differential, or (iv) any other information related to the Confidential Differential Information other than the matters expressly included in the definition thereof.

             ARTICLE 29  NO THIRD PARTY BENEFICIARIES; ASSIGNMENT
                         ----------------------------------------

     29.1 No Beneficiaries. Nothing in the Agreement is intended or shall be construed to confer upon or give to any Person any rights as a third party beneficiary of the Agreement or any part thereof, except as may apply pursuant to Article 29.6.

     29.2 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.

     29.3 General Prohibition on Assignments. Neither Buyer nor Seller may assign or transfer any of its rights or obligations under the Agreement, except as expressly permitted in Articles 29.4 and 29.6. For purposes of this Article 29, a merger, consolidation or conveyance of substantially all of the assets of Buyer or Seller shall not be deemed an assignment or transfer.

          29.4 Permitted Assignments by Seller. Article 29.3 notwithstanding, Seller may assign all (but not less than all) of its rights and obligations under the Agreement if all of the following conditions are met: (i) such assignment is to an Affiliate Seller having the legal right and operational and financial ability to perform all of Seller's obligations under the Agreement;
(ii) the assignee shall have entered into an assumption agreement, in form and substance reasonably satisfactory to Buyer, containing provisions whereby the assignee confirms that it shall be deemed a party to the Agreement and agrees to be bound by all of its terms and to undertake all of the obligations of Seller contained in the Agreement, and in which the assignee makes representations and warranties as to immunity substantially equivalent to those of Seller contained herein; (iii) Buyer shall have been given thirty (30) Days written notice in advance of such assignment; (iv) Seller delivers to Buyer on or prior to the date of such assignment the certificate of a duly authorized officer of Seller to the effect that each of the conditions set forth in clauses (i), (ii) and
(iii) of this Article 29.4 has been complied with as of the date of such agreement; (v) the guarantor under the Pemex Performance Guarantee executes and delivers a confirmation of the Pemex Performance Guarantee, in form and substance reasonably satisfactory to Buyer, pursuant to which such guarantor acknowledges and agrees that the Pemex Performance Guarantee remains in full force and effect notwithstanding such assignment; (vi) Seller shall have delivered to Buyer an opinion or opinions of counsel reasonably acceptable to Buyer to the effect that the assumption agreement referred to in clause (ii) and the guarantee confirmation referred to in Clause (v) have been duly authorized, executed and delivered and are enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity; and (vii) Seller agrees to reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses, including, without limitation, attorneys' fees, incurred by it in connection with such assignment by Seller.

          29.5 Permitted Assignments by Buyer. (a) Seller agrees to waive the restriction on assignment by Buyer in Article 29.3 with respect to an assignment of all or any portion of Buyer's rights and obligations under the Agreement if all of the following conditions are met:

          (i) (x) such assignment is to an Affiliate of Buyer which carries out the Project and owns the Project Assets (it being understood that transfer of title for security purposes in connection with any sale-leaseback or synthetic lease transaction shall not be a transfer of ownership for purposes hereof), (y) such assignment is to a purchaser or transferee of the Refinery or (z) such assignment is to an entity organized in order to obtain financing for the Project and which will own the Project Assets;

          (ii) Buyer shall have delivered written notice of such assignment to Seller at least thirty (30) Days prior to such assignment and shall have delivered to Seller the assignment and assumption agreement pursuant to which such transfer is to be effected

     (the "Assignment Agreement") at least ten (10) Days prior to such assignment becoming effective;

          (iii) the assignee shall have entered into the Assignment Agreement, in form and substance reasonably satisfactory benefit of Seller, such agreement to contain provisions whereby the assignee confirms that it shall be deemed a party to the Agreement and agrees to be bound by all of the terms of, and to undertake all of the obligations of Buyer contained herein (except such terms and obligations for which the assignor remains solely liable);

          (iv) Buyer shall have delivered to Seller on the date of such assignment the certificate of an officer of Buyer to the effect that each of the conditions set forth in clauses (i), (ii) and (iii) of this Article
     29.5 has been complied with as of such date;

           (v) except in the case of an assignment in connection with the conveyance or transfer of the Refinery to a transferee having a credit quality and capacity at least equal to Clark R&M, (x) Buyer shall have delivered to Seller Compensating Collateral complying with Article 29.5(c) or (y) if Compensating Collateral is in effect prior to the time of such assignment, the obliger under the Compensating Collateral documents shall have executed and delivered a confirmation thereof, in form and substance reasonably satisfactory to Seller, pursuant to which such party acknowledges and agrees that the Compensating Collateral documents remain in full force and effect notwithstanding such assignment;

          (vi) Buyer shall have delivered to Seller an opinion or opinions of counsel reasonably acceptable to Seller that the Assignment Agreement and the Compensating Collateral documents referred to in clause (v) have been duly authorized, executed and delivered and are enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity; and

          (vii) Buyer agrees to reimburse Seller for all reasonable and documented out-of-pocket costs and expenses including, without limitation, attorneys' fees, incurred by Seller in connection with such assignment by Buyer.

Upon satisfaction of the foregoing conditions, Seller shall execute and deliver to Buyer a written consent agreement (the "Consent") in form reasonably satisfactory to Buyer with respect to such assignment whereby the assignor shall be released from all further liability in connection with the Agreement for and with respect to the period following the date of such assignment and release, except with respect to any Compensating Collateral (including, without limitation, the Clark Performance Undertaking) to which the assignor is a party and except for liability for breach of the provisions of Article 29.5(b).

          (b) Notwithstanding any assignment pursuant to this Article 29.5, Clark R&M shall not permit any Alternative Supply Arrangement to be entered into at any time during the term of the Agreement or, in the event the Agreement is terminated pursuant to Article 5.3, at any time during the period of thirty (30) Months commencing on the date of such termination. In the event of a breach of this Article 29.5(b), Seller shall have the right to recover from Clark R&M the same U.S.$15,000,000 payment or Termination Fee, as the case may be, for which Buyer would have been liable in accordance with Article 5.3 had an Alternative Supply Arrangement been entered into under the circumstances therein indicated.

          (c) The parties agree that in exchange and in full compensation for the Consent, Buyer shall provide to Seller one of the following forms of additional collateral for Buyer's obligations hereunder (any such collateral, "Compensating Collateral"): (i) the Clark Performance Undertaking; (ii) a Compensating Letter of Credit in an amount equal to the Cash Collateral Amount;
(iii) a first perfected lien on cash or equivalent collateral in an amount equal to the Cash Collateral Amount; or (iv) such other form of equivalent security arrangement as may be satisfactory to Seller in its sole discretion. Buyer shall maintain the Compensating Collateral provided under this Article 29.5(c) in effect (or shall provide another form of Compensating Collateral and maintain it in effect) for the period commencing on the date of the Consent and ending sixty
(60) Days after the latest of (x) the date of termination of the Agreement, (y) the end of the 30th Month after the date of any Abandonment in accordance with
Article 5, or (z) if Seller has commenced an arbitration proceeding pursuant to
Article 31 prior to the date referred to in (x) or (y) above, the date of any final decision issued pursuant to such arbitral proceeding or any settlement of the dispute submitted thereto. As used herein, "Compensating Letter of Credit" shall mean one or more irrevocable and unconditional stand-by letters of credit issued in favor of and in form reasonably satisfactory to Seller by a bank having at least U.S.$250,000,000 in assets and the outstanding senior unsecured debt securities of which are rated not less than A2 by Moody's Investors Service, Inc. and A by Standard & Poor's Ratings Services, and drawable in whole or in part from time to time (A) upon presentation of a certificate of Seller stating that Buyer is in breach of the Agreement and has agreed that it is liable to Seller in an amount equal to or greater than the amount being drawn or that Seller's liability to Buyer in an amount equal to or greater than the amount being drawn has been determined in an arbitral award obtained pursuant to
Article 31.2 or (B) within thirty (30) Days prior to expiration of the then existing Compensating Letter of Credit if not extended or replaced by a new Compensating Letter of Credit having a term of not less than one Year. As used herein, "Cash Collateral Amount" shall mean (1) prior to December 31, 1998, U.S.$15,000,000, (2) during calendar year 1999, U.S.$20,000,000, (3) during calendar year 2000, U.S.$25,000,000 and (4) during calendar year 2001 and thereafter during the term of the Agreement, the sum of U.S.$40,000,000 plus any amount determined in accordance with Article 18(b) and remaining to be applied to the purchase of Maya under the Agreement (it being understood that for purposes of this clause (4), the amount of any Compensating Letter of Credit shall be adjusted on a Quarterly basis within fifteen (15) Days following receipt of the report referred to in Article 19.3 to reflect such sum); provided, however, that the cash collateral amount determined as above provided shall be reduced by the amount of any drawing by Seller on a Compensating Letter of Credit and any payment to Seller in application of other Compensating Collateral. The parties further agree that, as an alternative to providing Compensating Collateral in the form indicated above, Buyer may provide both (aa) the Compensating Letter of Credit or the first perfected lien on cash or equivalent collateral referred to above, except that in such case the Cash Collateral Amount commencing January 1, 2001 shall be U.S.$40,000,000, without any increase for any amount determined in accordance with Article 18(b), and
(bb) a perfected lien on the Project

Assets, subordinated to the liens of the lenders providing financing for the Project (but not to any other lien consensually granted by any party on the Project Assets), securing any liability of Buyer to Seller hereunder up to a maximum amount equal at all times to the amount determined in accordance with
Article 18(b) and remaining to be applied to the purchase of Maya under the Agreement, provided that the terms of such second lien shall provide that Seller may not, in its capacity as lienholder, commence a foreclosure, exercise a power of sale or otherwise enforce such lien against any of the Project Assets unless the Project lenders have been paid in full (it being understood that nothing herein shall prevent Seller from exercising its right to bring a claim against Buyer hereunder or exercising any rights as a judgment creditor in respect of such claim).

          29.6 Assignment by Buyer in Connection with Financing. In addition to Buyer's right to assign the Agreement pursuant to Article 29.5, Buyer (including any permitted assignee) may assign the Agreement to a lender, indenture trustee, security agent or other similar Person in connection with any financing, capital lease or other transaction the purpose of which is to obtain funds for the construction of the Project or the Coker, or in connection with the refinancing of any such construction financing (which refinancing need not be limited to the amount of the original construction financing). Any further assignment of the Agreement by any such assignee shall comply with the requirements of Article 29.5; provided, however, that such assignee shall also be permitted to assign the Agreement to a purchaser of the Project Assets. Seller agrees, in connection with any such assignment under this Article 29.6, to enter into such consent and assignment agreement with respect thereto as may be reasonably required by such assignee, provided that such consent and assignment agreement in no way alters or amends the respective rights and obligations of Seller and Buyer as set out in the Agreement. The parties further agree, to the fullest extent permitted by applicable law, that in the event Buyer is the subject of a bankruptcy, liquidation or other similar insolvency proceeding, the Agreement may be assigned in connection with such proceeding only to an assignee and in such circumstances which meet the requirements of
Article 29.5; provided, however, that such assignee shall also be permitted to assign the Agreement to a purchaser of the Project Assets.

          29.7 Right to Terminate. In the event of any assignment of the Agreement by Buyer or Seller contrary to this Article 29, the non-assigning party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate the Agreement effective immediately upon notice to the assigning party.

                    ARTICLE 30 RELATIONSHIP OF THE PARTIES
                               ---------------------------

          The relationship of the parties established by the Agreement is that of supplier and purchaser, and nothing in the Agreement shall be construed to constituted the parties as principal and agent, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking.

                 ARTICLE 31 DISPUTE RESOLUTION; GOVERNING LAW
                            ---------------------------------

          31.1 Amicable Resolution. In the event of any dispute arising out of or in connection with the Agreement, Seller or Buyer may notify the other party of the nature of the dispute and the parties shall, in good faith and using all reasonable efforts, seek to settle the dispute amicably through negotiation between senior executives. Within twenty
(20) Days after delivery of such notice, such senior executives shall meet at a mutually acceptable time and place, and thereafter as often as reasonably deemed necessary, to exchange relevant information and to attempt to resolve the dispute. All discussions pursuant to this Article 31.1 shall be confidential and shall be treated as compromise and settlement negotiations for all purposes including the admission of evidence in any subsequent arbitration. If the matter has not been resolved within sixty (60) Days of the delivery of notice of the dispute, or if the parties fail to meet within the twenty-Day period referred to above, either party may initiate arbitration of the dispute pursuant to the terms of Article 31.2.

          31.2 Settlement by Arbitration. (a) All disputes arising out of or in connection with the Agreement shall be settled finally by arbitration under rules applicable to arbitrations of the Rules of Arbitration and Conciliation of the International Chamber of Commerce (the "ICC Rules") in effect at such time. The arbitration shall take place in New York City and shall be conducted in the English language. Subject to the provisions of paragraph (b) below, the arbitral tribunal shall consist of three arbitrators, one designated by each of the parties and the third, who shall be the chairman of the tribunal, selected by agreement of the two designated arbitrators. In the event the two arbitrators fail to agree on the selection of the chairman, the chairman shall be selected in accordance with ICC Rules. The substantive law applicable to the subject matter of the arbitration shall be the law indicated in Article 31.3. Copies of the request for arbitration and the answer thereto shall be served by a party on the other party in accordance with Article 37. Subject to paragraph (b) below, the award of the arbitral tribunal shall be rendered within one hundred eighty
(180) Days from signature or approval of the terms of reference, subject to extension for good cause only. The award shall be final and binding on the parties, and may be confirmed or embodied in any order or judgment of any court of competent jurisdiction.

          (b) In the case of any claim for damages in a principal amount of two hundred fifty thousand U.S. Dollars (U.S.$250,000) or less, (i) the claim shall be resolved by a sole arbitrator selected in accordance with ICC Rules, (ii) the terms of reference shall be signed and any hearing of the matter shall be held within one hundred twenty (120) Days following the later of service of the answer and transmission of the file to the arbitrator, and (iii) the arbitrator shall render the award within thirty (30) Days after the hearing or, in the event a hearing is not held, signature or approval of the terms of reference, subject extension for good cause only.

          31.3 Governing Law. The place of execution, delivery or performance of the Agreement or of the domicile of the parties notwithstanding, the Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, it being understood and agreed that the United Nations Convention on the International Sale of Goods shall not apply to the Agreement.

          31.4 Waiver of Immunity. To the extent Seller or any of its assets has or in the future may acquire any immunity (whether characterized as sovereign immunity or otherwise) from any legal proceeding (including, without limitation, immunity from service of process, immunity from jurisdiction, immunity from attachment prior to judgment, immunity from attachment in execution of judgment, and immunity from execution of judgment), Seller (except to the extent of the exception contained in Article 2.2(f)) hereby expressly and irrevocably waives any such immunity in respect of its obligations under the Agreement.

            ARTICLE 32 LIMITATION OF LIABILITY; LIQUIDATED DAMAGES
                       -------------------------------------------

          (a) Neither party to the Agreement shall be liable for any consequential or punitive damages of any kind arising out of or in any way connected with the performance of or failure to perform the Agreement, including, but not limited to, losses or damages resulting from shutdown of plants or inability to perform sales or any other contracts arising out of or in connection with the performance or nonperformance of the Agreement; it being understood that nothing in this Article 32(a) shall be construed as limiting either party's right to recover its incidental damages or damages associated with the mechanism for adjustment to Buyer's payment obligations set out in Part IV.

          (b) It is understood and agreed that each of the U.S. Dollar amounts specified in Articles 4.4, 5, 8.1 and 22.6 as payable by one party to the other in the circumstances set out therein represents liquidated damages which do not exceed reasonable expectations of the actual damages which would be suffered in such circumstances, and does not constitute, nor is intended to constitute, a penalty.

                            ARTICLE 33 NO RECOURSE
                                       -----------

          Anything to the contrary herein notwithstanding, (a) no (i) employee, agent, officer, director, Affiliate, member, shareholder or controlling Person of either party hereto or (ii) employee, agent, officer, director, Affiliate, member, shareholder or controlling Person of any of the Persons referred to in clause (i) (such Persons referred to in (i) and (ii), the "Exculpated Persons"), shall have any liability for any obligations of either party hereto and (b) no judgment for payment of money or damage shall lie against any Exculpated Person; provided, however, that nothing in this Article 33 shall impair the enforceability of any express guarantee or other written undertaking or representation of any Exculpated Person. Each party hereto, for itself and any Person claiming by, through or under such party, hereby waives any right now or hereafter available under applicable law to impose any liability on any Exculpated Person in contravention of the terms of this Article 33.

                               ARTICLE 34 MERGER
                                          ------

          The Agreement is a complete and exclusive statement of all terms and conditions relating to the subject matter of the Agreement and supersedes all prior agreements between Seller and its Affiliates and Buyer and its Affiliates, written or oral, relating thereto. Nothing herein shall be construed as affecting Crude Oil Sales Agreement entered into on January 1, 1990 between Seller and Clark Oil & Refining Corporation, as amended and assigned, which remains in full force and effect. Buyer affirms that no representations, other than those expressly set out in Article 2.2 have been made by Seller or relied on by Buyer in entering into the Agreement.

                   ARTICLE 35 NO WAIVER; CUMULATIVE REMEDIES
                              ------------------------------

          Except as specifically provided in the Agreement, no failure or delay on the part of any party in exercising any right, power or remedy hereunder and no course of dealing between the parties hereto shall operate as a waiver by any party of any such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without prejudice to Article 32, and except to the extent otherwise expressly provided in the Agreement, all rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law or otherwise. Except as required by the Agreement, no notice or demand upon any part in any case shall entitle such party to any other or future notice or demand in similar or other circumstances or constitute a waiver of the right of any party to take any other or further action in any such circumstances without notice or demand.

                     ARTICLE 36 SEVERABILITY OF PROVISIONS
                                --------------------------

          The invalidity, illegality or unenforceability of any one or more of the provisions of the Agreement shall in no way affect or impair the validity and enforceability of the remaining provisions thereof.

                              ARTICLE 37 NOTICES
                                         -------

          All notices and other communications given under the Agreement shall be in writing and shall be effective upon receipt by the addressee as provided below or, in case of notice by telex or by confirmed facsimile, when sent as provided below:

     To Seller:           P.M.I. Comercio Internacional, S.A. de C.V.
                          Torre Ejecutiva - Piso 20
                          Avenida Marina Nacional No. 329
                          11311 Mexico, D.F.
                          Mexico



     Telex:               1773509 PMITME


     Telecopier:          (713) 567-0051 and (713) 567-0053

     Attn.:               Direccion Comercial de Petroleo Crudo

     To Buyer:            Clark Refining & Marketing, Inc.
                          8182 Maryland Avenue
                          St. Louis, Missouri 63105-3721
     Telex:               628-38123

     Telecopier:          (314) 854-9635

     Attn.:               Mr. Brad Aldrich

     With copy to:        Legal Department

     Telecopier:          (314) 854-1455
or at such other address, facsimile or telex as may be communicated by either party to the other party in the manner above provided.

                       ARTICLE 38 AMENDMENTS AND WAIVERS
                                  ----------------------

          Any amendment of the Agreement must be made upon the express written agreement of both parties, and any waiver of any provision of the Agreement by any party must be upon the express written agreement of such party.

                     ARTICLE 39 LANGUAGE OF THE AGREEMENT
                                -------------------------

          The language of the Agreement shall be the English language, which shall control over any Spanish language translation thereof.

                   ARTICLE 40 RESTRUCTURING OF THE AGREEMENT
                              ------------------------------

          In the event that at any time during the period commencing the date hereof and ending on December 31, 1999, Buyer notifies Seller that, to assist in procuring financing for the Project, Buyer wishes to restructure this Agreement by substituting for the Agreement one or more other agreements with Clark R&M and an Affiliate thereof which carries out the Project and owns the Project Assets, then the parties shall immediately meet to negotiate in good faith the implementation of such restructuring; provided, however, that Seller shall not be obligated to effect any restructuring that is not satisfactory to Seller in its sole discretion.

          IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed in Mexico City, Mexico, by their duly authorized officers or representatives on the date first above written.


                                   P.M.I. COMERICO INTERNACIONAL,
                                         S.A. DE C.V.

                                   By:  /s/ Eduardo Martinez del Rio
------------------------------     --------------------------------------------
Witness                              Eduardo Martinez del Rio
                                     General Director


Initialized by:

------------------------------


                                   CLARK REFINING & MARKETING INC.


   /s/ Maura J. Clark              By:   /s/ Bradley D. Aldrich
------------------------------     --------------------------------------------
Witness                              Bradley D. Aldrich
                                     Executive Vice President of Refining

Initialized by:

   /s/ Richard A. Keffer
------------------------------

                            ANNEXES


ANNEX 1................FORM OF CLARK PERFORMANCE UNDERTAKING

ANNEX 2.........................................DIFFERENTIAL

ANNEX 3..................................MAYA.SPECIFICATIONS

ANNEX 4..................FORM OF PEMEX PERFORMANCE GUARANTEE

ANNEX 5..................................PROJECT DESCRIPTION

ANNEX 6........................................REGULAR PRICE

ANNEX 7......................ALTERNATIVE PRICING METHODOLOGY

ANNEX 8.............................FORM OF LETTER OF CREDIT

ANNEX 9...................................SHIPPING DOCUMENTS

ANNEX 10.........................FORM OF LETTER OF INDEMNITY

ANNEX 11...........EXAMPLES OF THE OPERATION OF DIFFERENTIAL

ANNEX 12...........................COMMUNICATION FREQUENCIES

ANNEX 13.......CONDITIONS RELATING TO OFFSHORE INSTALLATIONS

                                    ANNEX 1

                     FORM OF CLARK PERFORMANCE UNDERTAKING


          This PERFORMANCE UNDERTAKING, dated as of ______________________, (herein, as the same may be amended from time to time as permitted hereby, this "Agreement"), between Clark Refining & Marketing, Inc., a Delaware corporation ("Clark"), and P.M.I. Comercio Internacional, S.A. de C.V., a Mexican corporation ("PMI").

          WHEREAS, Clark and PMI have entered into the Maya Crude Oil Sales Agreement dated March , 1998 (the "Maya Agreement");

          WHEREAS, capitalized terms used herein without definition shall have the respective meanings given in the Maya Agreement;

          WHEREAS, Clark desires to assign all or a portion [specify] of its rights and obligations under the Maya Agreement to (the "Transferee"), pursuant to an Assignment Agreement between Clark and PMI referred to in Article 29.5(a) of the Maya Agreement (the "Assignment");

          WHEREAS, the Transferee will be the entity to implement the Project and own the Project Assets;

          WHEREAS, Clark agrees to remain liable under and with respect to the Maya Agreement as provided herein and desires to execute and deliver this Agreement;

          WHEREAS, under Article 29.5 of the Maya Agreement, Clark is not permitted to make the Assignment except in consideration for the execution and delivery of this Agreement, it being agreed that this Agreement is accepted by PMI in exchange for its Consent to the Assignment and in consideration thereof;

          NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Clark agrees as follows:

          1. (a) Clark shall remain liable for all obligations of Buyer under the Maya Agreement notwithstanding the Assignment. Clark shall be entitled to exercise such rights under the Maya Agreement as are reserved to it pursuant to the Assignment (including, without limitation, any right set forth therein to purchase and receive Maya under the terms of the Maya Agreement).

          (b) Clark's obligations under the Maya Agreement shall remain those of a primary obliger, as opposed to a surety or a party only secondarily liable; provided, however, that as a condition precedent to a demand for performance of an obligation hereunder Clark shall be provided by PMI with written notice of failure of the Transferee to perform its obligations in accordance with the terms of the Maya Agreement. It is understood that to the extent that Clark performs any obligation under the Maya Agreement, the Transferee shall not be considered in breach of such obligation so performed by Clark.

          (c) Clark's obligations under the Maya Agreement shall not be released, discharged or otherwise affected by the existence of any claim, set-off, defense or other right that Clark, Transferee, or any Affiliate of Clark or Transferee may have at any time and from time to time against PMI, whether in connection herewith or with any unrelated transactions; provided that in respect of any obligation of Clark to PMI hereunder, Clark shall be entitled to assert any claim, set-off, defense or other right of Clark or of the Transferee under the Maya Agreement. Clark, by virtue of any payment to PMI hereunder, shall be subrogated to PMI's claim relating thereto against Transferee. Clark agrees that it shall not exercise any rights of subrogation which it may acquire due to any payment so made until all of the obligations of Buyer under the Maya Agreement have been performed in full.

          (d) Clark hereby unconditionally waives any requirement that, as a condition precedent to the enforcement of the obligations of Clark hereunder, Transferee be joined as a party in any proceedings for the enforcement of this Agreement.

          2. No amendment of or supplement to this Agreement, or waiver or modification of, or consent under, the terms hereof, shall be effective unless evidenced by an instrument in writing signed by Clark and PMI.

          3. The provisions of Article 28, 29.1 through 29.4, 29.7, 30, 31, 32, 33 and 35 through 39 of the Maya Agreement are hereby made applicable to this Agreement in the same manner as in the Maya Agreement.

          4. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Clark may not assign or transfer any of its obligations under this Agreement, except for an assignment to a purchaser of the Refinery which has a credit quality and capacity equal to or greater than that of Clark. It shall be a condition to any such permitted assignment that the assignee have entered into an agreement, in form and substance reasonably satisfactory to PMI, for the benefit of PMI, whereby the assignee agrees to be bound by all of the terms, and to undertake all of the obligations, of Clark contained herein, and that Clark shall have delivered to PMI an opinion of counsel reasonably acceptable to PMI that such agreement has been duly authorized, executed and delivered and is enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity. Clark agrees to reimburse PMI for all reasonable and documented out-of-pocket costs and expenses, including, without limitation, attorneys' fees, incurred by PMI in connection with such assignment by Clark. It is understood that in the event of a permitted assignment of this Agreement by Clark in accordance with this Section 4, Clark shall be released of any liability under the Maya Agreement other than liabilities which may have arisen prior to the date of such assignment. For purposes of this paragraph 4, a merger, consolidation or sale of substantially all of the assets of Clark or any of its successors or permitted assigns shall not be deemed an assignment or transfer.

          5. This Agreement shall form an integral part of the Maya Agreement, and nothing in this Agreement shall be construed to affect the rights and obligations of all parties under the Maya Agreement, which shall remain in full force and effect.

          6. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                  CLARK REFINING & MARKETING, INC.

                                  By:_________________________________________
                                  Name:
                                  Title:

                                  P.M.I. COMERCIO INTERNACIONAL,
                                   S.A. DE C.V.

                                  By:__________________________________________
                                  Name:
                                  Title:

                                  [              ]


                                  By:__________________________________________
                                  Name:
                                  Title:

                                    ANNEX 2

                                  DIFFERENTIAL


          A. As used in the Agreement, the term "Differential" means, with respect to any Month, the amount in U.S. Dollars calculated for such Month by applying the formula set forth below:

                    (0.5 * RUL) + No. 2 Oil - (1.5 * No. 6 Oil)

where

          (a) "RUL" means the average of the Platt's Prices for conventional, non-RFG 87 octane unleaded gasoline for such Month;

          (b) "No. 2 Oil" means the average of the Platt's Prices for 0.2% sulfur No. 2 fuel oil for such Month; and

          (c) "No. 6 Oil" means the average of the Platt's Prices for 3% sulfur No. 6 fuel oil for such Month;


and where, for purposes of the above, the term "Platt's Prices" for any Day means (i) the low spot prices for conventional, non-RFG 87 octane unleaded gasoline or 0.2% sulfur No. 2 fuel oil, as the case may be, as quoted for such Day in Platt's Oilgram Price Report (Spot Price Assessments, U.S. Gulf Section, Pipeline Column) and converted to U.S. Dollars per Barrel, and (ii) in the case of No. 6 Oil, the low spot prices in U.S. Dollars per Barrel for No. 6 fuel oil having 3% sulfur content as quoted for such Day in Platt's Oilgram U.S. Marketscan (U.S. Gulf Section, Waterborne Column).

          B. In the event that a regular quotation for a particular product or fuel oil referred to above is suspended or interrupted for any reason in the relevant publication for less than ten of the Days in any Month, then such Days for which such quotation is suspended or interrupted shall not be taken into account in calculating the average of the Platt's Prices for such product or fuel oil, and such average shall be calculated for only the number of Days in such Month for which quotations were not suspended or interrupted. In the event that a regular quotation for a particular product or fuel oil referred to above is suspended or interrupted for any reason in the relevant publication for ten or more Days in any Month, then the parties shall meet promptly to discuss and agree upon an appropriate alternative reference price for calculation of the Differential.

                                    ANNEX 3

                              MAYA SPECIFICATIONS


               The oil to be sold by Seller and purchased by Buyer under the Agreement shall be crude oil of the "Maya" type, having the typical characteristics set forth below:

                       TYPICAL ANALYSIS "MAYA" CRUDE OIL
                       ---------------------------------



     /o/API (Gravity)                        21.0 - 23.0

     VISCOSITY (CST 100/o/F)                 82.07

     WATER AND SEDIMENT (% Vol.)             0.5

     SULFUR (% wtg)                          3.4

     RVP (pound/in/2/)                       6.0

     POUR POINT (/o/F)                       -17


               The foregoing typical analysis does not entail for Seller any responsibility, guarantee or tacit or explicit assurance concerning the marketability, fitness adaptability of Maya for any purpose or particular use by Buyer.

                                    ANNEX 4

                      FORM OF PEMEX PERFORMANCE GUARANTEE


               GUARANTEE AGREEMENT, executed as of March 10, 1998 (this "Guarantee"), by PETROLEOS MEXICANOS, a decentralized public entity of the Federal Government of the United Mexican States ("Pemex"), for the benefit of Clark Refining & Marketing, Inc., a Delaware corporation (together with any assignee permitted under the Maya Agreement, as defined below, "Beneficiary"), pursuant to that certain Maya Crude Oil Sales Agreement, dated as of March 10, 1998 (the "Maya Agreement"), between P.M.I. Comercio Internacional, S.A. de C.V., an affiliate of Pemex ("PMI"), and Beneficiary. Capitalized terms used but not defined in this Guarantee shall have the meanings ascribed to them in the Maya Agreement.

               WHEREAS, Beneficiary and PMI have entered into the Maya
Agreement;

               WHEREAS, Beneficiary has requested that PMI's obligations under the Maya Agreement be guaranteed by Pemex; and

               WHEREAS, Pemex is willing to guarantee the performance by PMI of its obligations under the Maya Agreement;

               NOW, THEREFORE, in consideration of the foregoing premises, Pemex hereby agrees as follows:

               Section 1. Guarantee of Performance.
                          ------------------------

               (a) Pemex hereby acknowledges that it is fully aware of the terms and conditions of the Maya Agreement and the transactions contemplated thereby, and Pemex hereby unconditionally and irrevocably guarantees to Beneficiary the performance by PMI when and as due of all of PMI's obligations under the Maya Agreement, including, without limitation, the payment of any damages of Beneficiary arising out of or based upon any failure of PMI to perform any obligation required of it under the Maya Agreement (the "Guaranteed Obligations").

               (b) Subject to the provisions of Section 2 below, Pemex waives notice of the acceptance of this Guarantee and of the performance or nonperformance by PMI, demand for payment from PMI or any other Person and notice of nonpayment or failure to perform on the part of PMI, diligence, presentment, protest, dishonor (to the fullest extent permitted by law), all other demands or notices whatsoever other than a demand or demands for payment hereunder. The obligations of Pemex shall be absolute and unconditional and shall remain in full force and effect until satisfaction of all Guaranteed Obligations under this Section 1 and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the existence of any claim, set-off, defense or other right that Pemex, PMI, or any Affiliate of PMI may have at any time and from time to time against Beneficiary or any of its Affiliates, whether in connection herewith or with any unrelated transactions; provided, however, that in respect of any amount owed to Beneficiary, Pemex shall be entitled to assert any claim, set-off, defense or other right of PMI under the Maya Agreement in respect of any of its obligations hereunder.

               (c) Subject to the provisions of Section 2 below, the obligations of Pemex under this Section 1 shall not be affected by the genuineness, validity, regularity or enforceability of any of PMI's obligations under the Maya Agreement, or any amendment, waiver or other modification thereof (except to the extent of such amendment, waiver or modification), or substitution, release or exchange of collateral for or other guarantee of any of the Guaranteed Obligations (except to the extent of such substitution, release or exchange) without the consent of Pemex, and priority or preference to which any other obligations of PMI may be entitled over PMI's obligations under the Maya Agreement or, to the fullest extent permitted by applicable law, any other circumstance which might otherwise constitute a legal or equitable defense to or discharge of the obligations of a surety or guarantor, including, without limitation, any defense arising out of any laws of any jurisdiction which would either exempt, modify or delay the due or punctual payment and performance of the obligations of Pemex hereunder.

               (d) Without limiting the generality of the foregoing and to the fullest extent permitted by law, it is agreed, subject to the provisions of
Section 2 below, that the occurrence of any one or more of the following shall not affect the liability of Pemex under this Section 1: (i) the extension of the time for or waiver of, at any time or from time to time, without notice to Pemex, PMI's performance of or compliance with any of its obligations under the Maya Agreement, (except that such extension or waiver shall be given effect in determining the obligations of Pemex, hereunder), (ii) any assignment, transfer or other arrangement by which PMI transfers its right, under the Maya Agreement,
(iii) any merger or consolidation of PMI or Pemex into or with any other Person, or (iv) and change in the ownership of any shares of capital stock of PMI or any Affiliate thereof. This Guarantee is an absolute, present and continuing guarantee and, except as provided in Section 2 hereof, is in no way conditional or contingent upon any attempt to collect from PMI any unpaid amounts due or otherwise to enforce performance by PMI.

               Section 2. Condition Precedent to Enforcement. The provisions of
Section 1 hereof notwithstanding, it shall be a condition precedent to Beneficiary's right to enforce this Guarantee that Beneficiary shall first have obtained an arbitral award or judgment against PMI with respect to the Guaranteed Obligations sought to be enforced against Pemex hereunder; provided, however, that the obtaining of such arbitral award or judgment shall not be a condition precedent to Beneficiary's right to enforce this Guarantee if for any reason, including, without limitation, the bankruptcy or insolvency of PMI, Beneficiary is prevented or stayed by applicable law from obtaining such arbitral award or judgment. Nothing herein is intended to prevent Beneficiary from joining Pemex in any arbitral proceeding against PMI under the Maya Agreement for the purpose of establishing PMI's liability and the liability of Pemex in the event any such arbitral award is not paid in full by PMI.

               Section 3. Subrogation. Pemex shall be subrogated to all the rights of Beneficiary against PMI in respect of any amounts paid by Pemex pursuant to this Guarantee; provided, however, that Pemex shall not enforce any right or receive any payment arising out of such subrogation until all amounts then due and payable from PMI in respect of the Guaranteed Obligations have been paid in full.

               Section 4. Return of Payments. Pemex agrees that, if at any time Beneficiary is required by law to rescind or return all or any part of any payment made by Pemex or PMI in respect of any of the Guaranteed Obligations for any reason whatsoever (including, without limitation, the reorganization, liquidation, dissolution, arrangement or winding-up of, or similar relief with respect to, PMI), the obligation of Pemex to guarantee such payment shall, to the extent that such payment is rescinded or returned, be deemed to have continued in existence, and this Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Guarantee Obligation, all as though such payment had not been made.

               Section 5. Expenses. Pemex agrees to pay all reasonable and duly documented fees and out-of-pocket expenses (including the reasonable and duly documented fees and expenses of the Beneficiary's counsel) incurred in connection with the enforcement or protection of the rights of Beneficiary under this Guarantee; provided, however, that Pemex shall not be liable for any expense incurred in connection with any such enforcement or protection if it is determined that no payment under this Guarantee is due with respect thereto.

               Section 6. Withholding Taxes. All payments hereunder shall be made free and clear of, and without deduction or withholding for or an account of, any taxes, levies, fees, imposts, duties, expenses, commissions, withholdings, assessments or other charges, together with all penalties, fines, additions to tax and interest thereon assessed or imposed by any Mexican governmental authority (collectively, "Mexican Taxes"), except to the extent that Pemex is required by law to make payment subject to any taxes. If any Mexican Taxes shall be required by law to be deducted or withheld from any payment to Beneficiary or any other Person entitled thereto hereunder, Pemex shall pay such additional amounts as may be necessary to ensure that the Beneficiary or such Person receives a net amount equal to the full amount which it would have otherwise received had payment not been made subject to withholding or other deduction.

               Section 7. Judgment Currency. Payment obligations of Pemex under this Guarantee shall be in U.S. Dollars and shall be made in the manner and at the place specified pursuant to the Maya Agreement, and shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to U.S. Dollars and transferred to the designated place of payment under normal banking procedures does not yield the amount of U.S. Dollars due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency (the "Judgment Currency"), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the party entitled thereto could purchase U.S. Dollars with the Judgment Currency at New York, New York at or about 11:00 a.m. (New York City time) on the Business Day immediately preceding the Day on which final judgment is given. The obligation of Pemex in respect of any sum due to Beneficiary shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that, on the Business Day following receipt of any sum adjudged to be so due in the Judgment Currency, Beneficiary may in accordance with normal banking procedures purchase U.S. Dollars with the Judgment Currency. If the amount of U.S. Dollars so purchased is less than the unpaid amounts then due to Beneficiary, Pemex agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Beneficiary against the resulting loss; and if the amount of U.S. Dollars so purchased is greater than the unpaid amounts then due to Beneficiary agrees promptly to repay to Pemex such excess.

               Section 8. Representations and Warranties. Pemex hereby represents and warrants to Beneficiary that:

               (a) It is a decentralized public entity of the Federal Government of Mexico endowed with legal status and its own patrimony and has the legal capacity to enter into this Guarantee in accordance with the Ley Org-nica de Petroleos Mexicanos y Organismos Subsidiarios, published in the Diario Oficial de la Federaci-n on July 16, 1992.

               (b) No authorization from any Mexican governmental authority is required under existing applicable laws for the authorization, execution and performance of this Guarantee by Pemex, or for the legality, validity, binding effect or enforceability hereof, except for the authorization of Pemex's Board of Directors, which has been duly obtained and is in full force and effect.

               (c) Neither the execution of this Guarantee by Pemex, nor the performance of its obligations hereunder will (i) conflict with or result in any breach of, or constitute a violation of or a default under, any applicable law (including, without limitation, the Ley Organica de Petr-leos Mexicanos y Organismos Subsidiarios) or any indenture, mortgage, deed of trust, or other instrument or agreement (including, without limitation, any negative pledge or similar clause) to which Pemex is a party or by which it may be bound or to which any of its assets may be subject, or (ii) result in the creation or imposition of any lien upon any of its assets.

               (d) The execution and performance by Pemex of this Guarantee has been duly authorized by all necessary corporate action. This Guarantee has been duly executed by Pemex and constitutes the legal, valid and binding obligation of Pemex, enforceable in accordance with its terms, subject, regarding enforceability, to the limitations set forth in Section 8(f) below.

               (e) No lawsuits or proceedings are pending or, to Pemex's knowledge, threatened against it which either individually or in the aggregate, if determined adversely to Pemex, may materially and adversely affect the ability of Pemex to perform its obligations under this Guarantee.

               (f) This Guarantee and the transactions contemplated herein constitute commercial activities of Pemex, and Pemex is subject to private commercial law with respect thereto. Pemex is not entitled to any immunity, whether on grounds of sovereign immunity, act of state or otherwise, from any legal proceedings in Mexico and, based upon Section 9 below, in the jurisdictions referred to therein, except that under applicable laws of Mexico, and in particular in accordance with Article 27 of the Political Constitution of the United Mexican

States (the "Political Constitution"), Articles 1, 2, 3 and 4 (and related articles) of the Regulatory Law to Article 27 of the Political Constitution concerning Petroleum Affairs (the "Regulatory Law"), Articles 15, 16 and 19 of the Regulations to the Regulatory Law, Articles 16 and 60 (and other related articles) of the General Law on National Patrimony, Articles l, 2, 3 and 4 (and other related articles) of the Organic Law of Petroleos Mexicanos and Subsidiary Entities (the "Organic Law") and Article 4 of the Federal Code of Civil Procedure of the United Mexican States set forth, inter alia, that: (i) attachment prior to judgment, attachment in aid of execution and execution of a final judgment may not be ordered by Mexican courts against property of Pemex,
(ii) all domestic petroleum and hydrocarbon resources (whether solid, liquid or in gas form) are permanently and inalienably vested in the United Mexican States (and, to that extent, subject to immunity); (iii) (a) the exploration, exploitation, refining, transportation, storage, distribution and first-hand sale of crude oil, (b) the exploration, exploitation, production and first-hand sale of natural gas, as well as the transportation and storage inextricably linked with such exploitation and production, and (c) the production, transportation, storage, distribution and first-hand sale of the petroleum derivatives (including petroleum products) used as basic industrial raw materials and the derivatives of natural gas which are considered "basic petrochemicals" (the "Petroleum Industry") are reserved exclusively to the United Mexican States (and, to that extent, assets related thereto are entitled to immunity); and (iv) the public entities created and appointed by the Federal Congress of the United Mexican States to conduct, control, develop and operate the Petroleum Industry of the United Mexican States are Pemex and the subsidiary entities (and therefore, entitled to immunity in respect to such exclusive rights and power).

     Section 9. Governing Law; Submission to Jurisdiction; Waivers.
     -------------------------------------------------------------

     (a) THE PLACE OF EXECUTION AND DELIVERY HEREOF NOTWITHSTANDING, THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     (b) Pemex hereby appoints the Consul General of Mexico in The City of New York and its successors as its authorized agent ("Process Agent") upon which process may be served in any action by Beneficiary arising out of or based upon this Guarantee which may be instituted in any federal court sitting in The City of New York or, absent jurisdiction in such federal courts, in any state court sitting in The City of New York, and Pemex irrevocably submits to the jurisdiction of any such court, and the appellate courts therefrom, and to the jurisdiction of the Federal courts sitting in Mexico City, Mexico, in respect of any such action, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such action in any such court, and waives any right to which it may be entitled on account of residence or domicile. The appointment made by Pemex shall be irrevocable so long as any obligation of PMI under the Maya Agreement remains to be satisfied or the satisfaction of which is disputed by Beneficiary under the terms thereof, unless and until a successor agent shall have been appointed to act as the Process Agent on behalf of Pemex, and such successor agent shall have accepted such appointment. Pemex will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Process Agent for Pemex at 8 East 41st Street, New York, New York 10017, and written notice of such service mailed or delivered to Pemex at its address set forth in Section 3 hereof shall be deemed, in every respect, effective service of process upon Pemex.

     (c) To the extent Pemex or any of its assets has or in the future may acquire any immunity (whether characterized as sovereign immunity or otherwise) from any proceeding to enforce this Guarantee (including, without limitation, immunity from service of process, immunity from jurisdiction, immunity from attachment prior to judgment, immunity from attachment in execution of judgment, and immunity from execution of judgment), Pemex (except to the extent of the exception contained in Section 8(f) above) hereby expressly and irrevocably waives any such immunity.

     (d) PEMEX HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO ENFORCE THIS GUARANTEE.

     Section 10. No Implied Waiver. No failure on the part of Beneficiary to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise of any other right or remedy.

     Section 11. Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Guarantee regardless of any investigation made by Beneficiary or any other Person.

     Section 12. Severable Provisions. To the fullest extent permitted by applicable law, any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or of any provision in the Maya Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 13. Integration. This Guarantee and the Maya Agreement represent the agreement of Pemex, Beneficiary and their respective Affiliates with respect to the subject matter hereof, and there are no premises, undertakings, representations or warranties by Pemex or Beneficiary relative to the subject matter hereof not expressly set forth or referred to herein or in such other documents.

     Section 14. No Third-Party Beneficiaries. This Guarantee shall be binding upon the successors and assigns of Pemex and shall inure to the benefit of, and shall be enforceable by, Beneficiary to the fullest extent permitted by applicable laws. This Guarantee shall not be deemed to create any right in any Person except Beneficiary, its successors and assigns and shall not be construed in any respect to be a contract in whole or in part for the benefit of any other Person; provided, however, that this Guarantee may be assigned in connection with any assignment of the Maya Agreement permitted therein.

     Section 15. Amendments Only in Writing. No amendment of or supplement to this Guarantee, or waiver or modification of, or consent under, the terms hereof, shall be effective unless evidenced by an instrument in writing signed by Pemex and Beneficiary.

     Section 16. Notices. Any notice or other communication to Pemex hereunder must be in writing and may be given by hand, courier, or registered or certified mail (or a substantially similar form of mail), or by facsimile transmission addressed as follows:

     Petroleos Mexicanos
     Avendia Marina Nacional 329
     Torre Ejecutiva, Piso 38
     Col. Huastecas
     11311 Mexico, D.F., Mexico
     Attn:  Finance Manager
     Fax No. 525-545-5247

     Pemex may, by written notice to Beneficiary, change the address to which notices to it shall be directed. Any notice or other communication hereunder shall be deemed to have been given when received by the addressee.

     Section 17. Counterparts; Language. This Guarantee may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Guarantee is executed in English and in the event of any conflict between the English version and any translation hereof, the English version shall control.

          IN WITNESS WHEREOF, Pemex has executed this Guarantee as of the date first above written.


                                     PETROLEOS MEXICANOS


                                     By:
                                        ------------------------------
                                     Name:
                                        Title:


AGREED AND ACCEPTED:

CLARK REFINING & MARKETING, INC.


By:
   ----------------------------------
   Name:
   Title:

                                    ANNEX 5

                              PROJECT DESCRIPTION


     The description provided herein represents the intended scope of the Project. The primary purpose of the Project will be to make physical modifications and additions to the Refinery to enable it to process the Design Capacity with respect to heavy crude rate and coking rate.

Delayed Coking Unit
-------------------

     A new delayed coking unit will be constructed using "off the shelf, designs and low-pressure technology. The coking unit will be a 4-drum or 6-drum unit, with size determined by economic return associated with each option. As a result, new capacity is estimated at 59,000 to 79,000 bpsd. Existing delayed coking units will be modified as necessary to provide the capability to process feedstock produced from predominantly Maya crude oil. These modifications include a significant revamp of the coke drum deheading operation to handle the production of shot coke. (Clark will provide a mere detailed Project description with respect to delayed coking, including an indication of which of these options will be pursued, together with its determination of Design Capacity pursuant to Article 3(d).)

Crude and Vacuum Unit
---------------------

     The crude and vacuum unit will be revamped to increase crude processing capability from 225,000 bpsd to 250,000 bpsd. Modifications to these units will also be made in consideration of the yield and corrosion effects associated with a heavier crude slate.

Distillate Hydrotreating Units
------------------------------

     The distillate hydrotreating units will be modified to upgrade unfinished distillate stocks to low sulfur diesel specifications (0.05 wt% sulfur). These modifications will be made primarily in consideration of the higher level of sulfur and nitrogen in distillate feedstocks associated with the transition to a heavier, more sour, crude state.

Gasoil Processing Units
-----------------------

     Gasoil processing capability will be expanded by either (1) constructing a new gasoil hydrotreater and increasing the capacity of the Refinery's existing FCC unit to its practical maximum, or (2) constructing a new gasoil hydrocracker with minor debottlenecking of the Refinery's existing FCC unit. Both of these alternatives will be considered with respect to the additional gasoil production related to additional crude rate and expanded coking capacity also associated with the Project. (Clark will provide a more detailed Project description with respect to gasoil processing, including an indication of which of these options will be pursued, together with its determination of Design Capacity pursuant to
Article 3(d).)

Naphtha Hydrotreating Unit
--------------------------

     The naphtha hydrotreater unit will be modified to enable it to process lower quality feedstocks in consideration of the higher levels of sulfur, nitrogen, non-paraffinic material associated with the transition to a more sour crude slate and expanded Coker capacities. Design capacity of the naphtha hydrotreater will not change.

Sulfur Plants
-------------

     Additional sulfur recovery required as a result of the transition to a more sour crude slate will be accomplished with the construction of new sulfur recovery units, modifications to existing units, or some combination of both. (Clark will provide a more detailed Project description with respect to sulfur recovery together with its determination of Design Capacity pursuant to Article 3(d).)

Offsites
--------

     The Project will include necessary support facilities to allow for efficient operation of new or modified units. These facilities will include, but not be limited to, interconnecting piping, electrical distribution, steam distribution, fuel gas distribution, cooling water requirements, and flaring facilities.

Summary Table
-------------

     The following table summarizes the differences between the existing unit capacities and post-Project unit capacities. The table reflects, to the best of Clark's knowledge, the capabilities of each unit.

---------------------------------------------------------------------------------
Capacity (bpsd of feed, unless        Current Capacity      Post Project Capacity
otherwise noted)
---------------------------------------------------------------------------------
Crude/Vaccum unit                          225,000                  250,000

Coker Units (existing)                      37,500                   37,500

Coker Unit (new)                                                     79,000

FCC Unit                                    68,000                   75,000

Gasoil Hydrotreating Unit                   60,000                   65,000

Gas Oil Hydrocracking Unit                                           24,100

HF Alkylation Unit                          19,800                   19,800

Distillate Hydrotreating Units              92,000                   94,900

Naphtha Hydrotreater Unit                   50,000                   50,000

Reformer Unit                               50,000                   50,000

Saturate Gas Plant                          34,800                   34,800

Sulfur Recovery Units (long                    425                      810
tons per day)
---------------------------------------------------------------------------------

Note: Clark will provide an updated unit capacity summary table together with its determination of Design Capacity pursuant to Article 3(d).

                                    ANNEX 6

                                 REGULAR PRICE

          A. The price of Maya to be sold and purchased hereunder shall be calculated with respect to each delivery in accordance with the formula set forth below:

          P=0.40(WTS+FO No.6 3%S) + 0.10(LLS + BRENT DTD) - U.S.$3.50/1/

Where:

          (1) "P" Means the price per barrel in U.S. Dollars, rounded to the nearest cent;

          (2) "WTS" Means the average of the Platt's prices for West Texas Sour Crude Oil for the Five-Day Period;

          (3) "LLS" Means the average of the Platt's prices for Light Louisiana Sweet Crude Oil for the Five-Day period;

          (4) "BRENT DTD" Means the average of the Platt's prices for Brent Crude Oil for the Five-Day Period;

          (5) "FO No.6 3% S" means the average of the Platt's prices for Fuel Oil having 3% Sulfur content for the Five-Day Period;

And where, for purposes of (2) through (5) above:

          (a) The "Platt's Price" for any Day means (i) in the case of West Texas Sour and Light Louisiana Sweet Crude Oils, the average of the high and low spot prices for such Crude Oils as quoted for such Day in Platt's Crude Oil Marketwire (Spot Assessment Section); (ii) in the case of Brent Crude Oil, the average of the high and low spot prices for such Crude Oil as quoted for such Day in Platt's Crude Oil Marketwire (Spot Assessment Section) (The Quotation to be used shall be the Dated Brent Assessment); (iii) in the case of Fuel Oil No. 6 having 3% Sulfur content, the average of the high and low spot prices for such Fuel Oil as quoted for such Day in Platt's Oilgram U.S. Marketscan (U.S. Gulf Section, Waterborne Column); and

          (b) "Five-Day Period" means, with respect to the price determination for any delivery, the following Five Days:

          (i) the Day on which the bill of lading is issued in the case of tankers the loading of which commences within the Agreed Laydays, or, the middle Day of the Agreed Laydays in the case of tankers the loading of which commences before the first Day of the Agreed Laydays and tankers the loading of which commences after the last Day of the Agreed Laydays; provided, however, that if any such Day is a Day for which the relevant quotations do not regularly appear in the publications referred to above, then in determining the Day applicable pursuant to this clause (i), reference in each case shall be made to the succeeding Day for which such quotations are regularly published, except that in the case of Saturdays or Fridays for which such quotations
-------------------
/1/ The pricing constant on the date hereof, which is subject to adjustment by Seller from time to time.

are not so published, reference shall be made to the preceding Day for which such quotations are regularly published;

          (ii) the two Days (other than Saturdays, Sundays or other Days for which the relevant quotations do not regularly appear in the publications referred to above) preceding the Day determined pursuant to clause (i) above; and

          (iii) the two Days (other than Saturdays, Sundays or other Days for which the relevant quotations do not regularly appear in the publications referred to above) succeeding the Day determined pursuant to clause (i) above.

          B. In the event that a regular quotation for a particular crude oil or fuel oil referred to above is suspended or interrupted for any reason in the relevant publication for less than three of the Days in any Five-Day Period, then such Days for which such quotation is suspended or interrupted shall not be taken into account in calculating the average of the Platt's prices for such Five-Day Period for such crude oil or fuel oil, and such average shall be calculated for only the number of Days in such Five-Day Period for which quotations were not suspended or interrupted. In the event that a regular quotation for a particular crude oil or fuel oil referred to above is suspended or interrupted for any reason in the relevant publication for more than two of the Days in any Five-Day Period, then the formula for the pricing of Maya shall be temporarily adjusted by Seller for the affected delivery or deliveries in such manner as to fairly reflect the assumptions underlying the formula or similar assumptions; it being understood that Buyer's obligation to purchase Maya hereunder shall not be suspended or interrupted pending such adjustment.

                                    ANNEX 7

                        ALTERNATIVE PRICING METHODOLOGY

     In determining pursuant to Article 10.2 the need for and the specifics of an alternative pricing formula, the methodology to be employed by the parties shall be the following:

     A. Determination of a Marker Crude. The parties shall identify and agree on a type of crude oil from which a correlation among crude oil and product prices can be drawn. In so doing, the parties shall identify the crude oil (the "Marker Crude") which most closely resembles Maya in terms of API gravity and sulfur content/2/ which has (i) a transparent and discoverable price, (ii) significant short-term and spot USGC market depth and (iii) available market data which, in each case, is sufficient in the estimation of the parties to afford a robust correlation among prices for such Marker Crude, RUL and No. 2 Oil ("Light Products"), and No. 6 Oil ("Heavy Products").

     B. Correlation by Regression Analysis. The parties shall determine, by regression analysis as defined by the following equation/3/ Maya price = constant + x(Marker Crude) + y(0.5*RUL + No. 2 oil) + z(1.5*No. 6 oil)--the correlation between the Regular Price of Maya and the prices of the Marker Crude, Light Products, and Heavy Products over a period not exceeding ten Years based on data captured Monthly. The parties shall then determine, using the regression equation above and the actual prices for the Marker Crude, Light Products and Heavy Products, a Monthly predicted price for Maya (the "Predicted Price"). Using the Predicted Price, the parties shall arrive at an average predicted price over the six-Month period referred to in Article 10.2 (the "Average Predicted Price"). Finally, the parties shall determine whether the average of the Regular Price over such six-Month period is outside 1.5 standard deviations (as determined by the regression analysis) of the Average Predicted Price.

     C. Determination Whether Adjustment is Required. If the average of the Regular Price over the six-Month period is outside 1.5 standard deviations of the Average Predicted Price for such period, then the price of Maya, effective as of the beginning of the six-Month period, shall be the Predicted Price. If the average of the Regular Price over the six-Month period is within 1.5 standard deviations of the Average Predicted Price for such period, then the price of Maya shall remain the Regular Price.

---------------

/2/  The Marker Crude need not, however, be a heavy sour crude.

/3/ Where x, y, and z represent coefficients predicted by the regression equation.

                                    ANNEX 8

                           FORM OF LETTER OF CREDIT

                     IRREVOCABLE STANDBY LETTER OF CREDIT
                     ------------------------------------

                                                        Date:___________________

ISSUING BANK                             CONFIRMING OUR CABLE OF TODAY
_________________________
_________________________                Credit Number:_________________________
_________________________
                                         Opener's Reference
No.______________________


Dear Sir or Madam:

BY ORDER OF:

               [SPC BUYER]
               _____________________________
               _____________________________

We hereby open in favor of:

          P.M.I. COMERCIO INTERNACIONAL S.A.
          DE C.V. ("PMI")
          MARINA NACIONAL NUM. 329
          TORRE EJECUTIVA, PISO 20
          MEXICO, D.F., MEXICO

     our Irrevocable Standby Letter of Credit ("Letter of Credit") for the account of CLARK REFINING & MARKETING, INC. ("Openers") for a sum of UP TO A MAXIMUM OF US DOLLARS _______________ (________ _______________ (AND
     NO/100 US DOLLARS) available by your draft(s) at SIGHT on [ISSUING OR ADVISING BANK] effective __________ and expiring, subject to force majeure as set forth below, at [NEW YORK, NEW YORK] [MEXICO CITY, MEXICO] on _____, ________ [62 DAYS] [42 DAYS IF A MEXICO BANK] AFTER LAST DAY OF THE AGREED LAYDAYS AS SHOWN ON THE AGREED LIFTING PROGRAM].

     AVAILABLE BY BENEFICIARY'S DRAFTS DRAWN AT SIGHT ON [ISSUING OR ADVISING BANK] ACCOMPANIED BY THE FOLLOWING DOCUMENT:

     A STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED OFFICER OF PMI STATING THAT
     (A) "ALTHOUGH THE INVOICE(S) PRESENTED UNDER THIS LETTER OF CREDIT WAS DUE ACCORDING TO CONTRACT

     TERMS, AND PMI PRESENTED NORMAL SHIPPING DOCUMENTS AS REQUESTED BY [BUYER] COVERING THE SHIPMENT OF MAYA CRUDE OIL, [BUYER] FAILED TO MAKE PAYMENT AS AND WHEN DUE, I.E., 30 (THIRTY) DAYS AFTER BILL OF LADING DATE, PAYMENT REMAINS OUTSTANDING AT TIME OF DRAWING, AND FUNDS DRAWN UNDER THIS LETTER OF CREDIT WILL BE EXCLUSIVELY UTILIZED AS PAYMENT FOR THE ACCOMPANYING INVOICE(S)," AND (B) "THE AMOUNT BEING DRAWN HEREUNDER IS EQUAL TO THE AGGREGATE AMOUNT UNPAID OF INVOICES PAST DUE."

SPECIAL CONDITIONS:

PARTIAL AND MULTIPLE DRAWING IS AUTHORIZED.

ALL BANKING CHARGES, INCLUDING NEGOTIATION, TELEX, ETC., ARE FOR THE ACCOUNT OF OPENERS.

THE AMOUNT AVAILABLE FOR DRAWING UNDER THIS LETTER OF CREDIT WILL BE AUTOMATICALLY REDUCED IN AN AMOUNT CORRESPONDING TO: (1) THE AMOUNT OF ANY PAYMENTS MADE OUTSIDE OF THIS CREDIT TO THE BENEFICIARY IF SUCH PAYMENTS ARE EFFECTED BY THE ISSUING BANK AND MAKE REFERENCE TO THIS CREDIT AND THE BENEFICIARY'S ORDER NUMBER FOR THE SHIPMENT COVERED BY THIS CREDIT, AND (2) ANY PAYMENT MADE UNDER THIS LETTER OF CREDIT.

BENEFICIARY'S DRAFTS AND ACCOMPANYING DOCUMENTS MUST BE SUBMITTED TO _____________ [THE ISSUING OR ADVISING BANK] AT ITS OFFICES IN [MEXICO CITY/NEW YORK CITY] DURING SUCH BANK'S BUSINESS HOURS. IN THE EVENT PMI SUBMITS ITS DRAFTS AND ACCOMPANYING DOCUMENTS BEFORE/[MEXICO CITY/NEW YORK CITY] TIME, SUCH BANK SHALL DELIVER THE CORRESPONDING FUNDS TO PMI NO LATER THAN __________ [MEXICO CITY/NEW YORK CITY] TIME ON THE BUSINESS DAY IMMEDIATELY FOLLOWING THE BUSINESS DAY ON WHICH SUCH DRAFTS AND ACCOMPANYING DOCUMENTS WERE SUBMITTED, PROVIDED THAT THE DOCUMENTATION INCLUDED MEETS THE REQUIREMENTS CONTAINED IN THIS LETTER OF CREDIT. IN THE EVENT PMI SUBMITS ITS DRAFTS AND ACCOMPANYING DOCUMENTS AFTER __________ [MEXICO CITY/NEW YORK CITY] TIME, SUCH BANK SHALL DELIVER THE CORRESPONDING FUNDS TO PMI NO LATER THAN [MEXICO CITY/NEW YORK CITY] TIME ON THE SECOND BUSINESS DAY IMMEDIATELY FOLLOWING THE BUSINESS DAY ON WHICH SUCH DRAFTS AND ACCOMPANYING DOCUMENTS WERE SUBMITTED, PROVIDED THAT THE DOCUMENTATION INCLUDED MEETS THE REQUIREMENTS CONTAINED IN THIS LETTER OF CREDIT.

THE EXPIRATION DATE SET FORTH AT THE BEGINNING OF THIS LETTER OF CREDIT SHALL AUTOMATICALLY BE EXTENDED BY AND TO THE EXTENT OF THE OCCURRENCE OF ANY EVENT OF FORCE MAJEURE (AS SET FORTH IN THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 ("UCP 500"), ARTICLE 17) APPLICABLE TO THE ISSUING OR ADVISING BANK WHICH IN ANY WAY PREVENTS OR INTERFERES WITH THE RECEIPT OR HONORING OF ANY PAYMENT REQUESTS HEREUNDER. PMI MAY NOT SUBMIT ANY PAYMENT REQUEST, NOR SHALL THE ISSUING BANK BE OBLIGATED TO MAKE ANY PAYMENT HEREUNDER, ONCE THIS LETTER OF CREDIT HAS EXPIRED.

THE ISSUING BANK SHALL MAKE ALL PAYMENTS UNDER THIS LETTER OF CREDIT WITH ITS OWN FUNDS. IF THE PAYMENT REQUEST FAILS TO COMPLY WITH ANY OF THE REQUIREMENTS ESTABLISHED IN THIS LETTER OF CREDIT, THE ISSUING BANK WILL IMMEDIATELY NOTIFY PMI AT THE ADDRESS LISTED HEREIN OR AT SUCH OTHER ADDRESS AS PMI HAS SUPPLIED TO THE ISSUING BANK FOR SUCH PURPOSE. THE ISSUING BANK SHALL EXPLAIN IN SUCH NOTICE WHY IT REJECTED THE PAYMENT REQUEST AND SHALL RETURN TO PMI THE DOCUMENTS INCLUDED WITH THE PAYMENT REQUEST. PMI MAY SUBMIT ANOTHER PAYMENT REQUEST THAT CONFORMS TO THIS LETTER OF CREDIT. ALL PAYMENTS THAT THE ISSUING BANK MAKES TO PMI HEREUNDER SHALL BE MADE BY WIRE TRANSFER TO THE BANK ACCOUNT PMI HAS SPECIFIED IN THE CORRESPONDING PAYMENT REQUEST. TO THE EXTENT THAT, AT THE TIME OF THE RECEIPT OF DRAFTS AND ACCOMPANYING DOCUMENTS, THERE ARE INSUFFICIENT FUNDS REMAINING TO BE DRAWN UNDER THIS LETTER OF CREDIT TO SATISFY ANY PAYMENT REQUESTED BY SUCH DRAFTS AND ACCOMPANYING DOCUMENTS IN FULL, SUCH PAYMENT REQUESTED SHALL BE HONORED TO THE EXTENT FUNDS ARE AVAILABLE.

MATTERS NOT ADDRESSED IN THIS LETTER OF CREDIT SHALL BE GOVERNED BY UCP 500; PROVIDED, HOWEVER, THAT THE PROVISIONS OF ARTICLE 17 THEREOF ARE SPECIFICALLY EXCLUDED AND, TO THE EXTENT NOT INCONSISTENT WITH UCP 500, THIS LETTER OF CREDIT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. ANY CONTROVERSY ARISING FROM THIS LETTER OF CREDIT SHALL BE RESOLVED EXCLUSIVELY IN THE FEDERAL COURTS IN THE STATE OF [NEW YORK]. ANY COMMUNICATION MADE BY PMI WITH THE ISSUING BANK WITH RESPECT TO THIS LETTER OF CREDIT SHALL BE IN WRITING AND SENT BY HAND DELIVERY, WITH CONFIRMED RECEIPT, TO THE ADDRESS AT WHICH PAYMENT REQUEST IS TO BE DELIVERED.

THIS TELEX IS THE OPERATIVE INSTRUMENT AND WILL NOT BE FOLLOWED BY A WRITTEN CONFIRMATION.

KINDLY ADDRESS ALL CORRESPONDENCE REGARDING THIS LETTER OF CREDIT TO THE ATTENTION OF __________________________, MENTIONING OUR REFERENCE NUMBER AS IT APPEARS ABOVE. TELEPHONE INQUIRIES CAN BE MADE TO ___________, AT
____________________.

                              VERY TRULY YOURS,

                              ______________________
                              AUTHORIZED OFFICIAL

                                    ANNEX 9

                               SHIPPING DOCUMENTS



DOCUMENTATION REQUIRED:                                                                   ORIGINAL                   COPIES
-----------------------                                                                   --------                   ------
1.  BILL OF LADING                                                                           3/3                          5

Note:  For bill of lading date purposes, cargo completion time shall be applied

2.  CARGO MANIFEST                                                                             1                          3

3.  STATEMENTS OF FACT                                                                         1                          3

4.  NOTICE OF READINESS                                                                        1                          3

5.  MASTER'S RECEIPT OF DOCUMENTS                                                              1                          3

6.  COMMERCIAL INVOICE (TELEX ACCEPTABLE
    BUT ORIGINALS TO BE PROVIDED LATER)
    - ISSUED TO _____________
    - PRODUCT UNITS, SHOULD BE THE SAME AS
    PURCHASE'S ORDER

7.  CERTIFICATE OF ORIGIN                                                                      1                          3

DOCUMENTATION REQUIRED:                                                                   ORIGINAL                   COPIES
-----------------------                                                                   --------                   ------

1.  DOCUMENTS WILL BE HANDED OVER VSL'S
    MASTER FOR HIS USE:

    BILL OF LADING                                                                                                        2
    CARGO MANIFEST                                                                                                        1
    STATEMENT OF FACTS                                                                                                    1

2.  DOCUMENTS FOR PAYMENT:                                                                ORIGINAL                   COPIES
                                                                                          --------                   ------

    COMMERCIAL INVOICE                                                                         1                          3
    (TELEX ACCEPTABLE)

    BILL OF LADING                                                                           3/3                          1


                                   ANNEX 10

                          FORM OF LETTER OF INDEMNITY

                  P.M.I. COMERCIO INTERNACIONAL, S.A. DE C.V.
                  -------------------------------------------


                                                              ______, ___200__

_____________________________
Attn:________________________

Re: Payment for cargo without producing the relevant bills of lading. M/T ___________, PMI Re:________________________________________

                              LETTER OF INDEMNITY
                              -------------------

Dear sirs:

Goods:___________barrels of Maya crude oil loaded in the M/T________.

     The above goods were shipped on the above vessel by P.M.I. Comercio International, S.A. de C.V. ("PMI") at (name the port and date of loading) and consigned to the order of______("Buyer") but the relevant bills of lading will not be delivered to Buyer before payment due date.

     Due to the above, we hereby request you to make payment for such goods to PMI without the presentation of the original bills of lading.

     In consideration of your complying with our above request we hereby agree as follows:

     1. To indemnify you from and against, and to hold you harmless in respect of, any and all liability, loss or damage of whatsoever nature which you sustain by reason of making payment for such goods to the order of PMI in accordance with our request.

     2. In the event of any proceeding being commenced against you in connection with such payment, to provide you from time to time with sufficient funds to defend the same.

     3. The liability under this indemnity shall expire one Year after the date hereof, or when the original bills of lading are delivered to you, whichever occurs first.

                                    ANNEX 11

                 EXAMPLES OF THE OPERATION OF THE DIFFERENTIAL

                                   EXAMPLE 1


All Figures in US$ Millions Unless Otherwise Noted

       Assumptions
       LIBOR                            9%

----------------------------------------------------------------------------------------------------------------------
                       DIFFERENTIAL GUARANTEE ELEMENT                       Qtr 1    Qtr 2    Qtr 3    Qtr 4     Qtr 5
----------------------------------------------------------------------------------------------------------------------
A    Quarterly Shortfall                                                     0.00     0.00    75.00     0.00     50.00
B    Quarterly Surplus                                                      20.00    40.00     0.00    10.00      0.00
C    Aggregate of Quarterly shortfalls for prior Quarters                    0.00     0.00     0.00    75.00     75.00
D    Aggregate of Quarterly Surpluses for prior Quarters                     0.00    20.00    60.00    60.00     70.00
E    Aggregate of 17(a) credits for prior Quarters                           0.00     0.00     0.00    15.00     15.00
F    Aggregate of 17(a) credits and Credit Interest for prior quarters       0.00     0.00     0.00    15.00     15.38
G    Aggregate of 18(a) premiums for prior quarters                          0.00     0.00     0.00     0.00     10.00
H    Credit Interest for Quarter                                             0.00     0.00     0.00     0.38      0.13
I    Aggregate Credit Interest                                               0.00     0.00     0.00     0.38      0.51
J    Aggregate of Quarterly Shortfalls and Credit Interest                   0.00     0.00    75.00    75.38    125.51
K    Aggregate of Quarterly Surpluses for prior Quarters minus Aggregate     0.00    20.00    60.00     0.00      0.00
     of Quarterly Shortfalls and Credit Interest for prior Quarters
L    Aggregate of Quarterly Shortfalls and Credit Interest minus             0.00     0.00    15.00    15.38     55.51
     Aggregate of Quarterly Surpluses for prior Quarters
M    17(a) credit                                                            0.00     0.00    15.00     0.00     50.00
N    17(b) sum                                                               0.00     0.00    15.00     0.00     50.00
O    18(b) sum (second sentence)                                             0.00     0.00     0.00     0.00      0.00
P    Credit applied during succeeding Quarter                                0.00     0.00    15.00     0.00     30.00
Q    Credit Carryforwards (current Quarter)                                  0.00     0.00     0.00     0.00      0.00
R    Credit Carryforwards (succeeding Quarter)                               0.00     0.00     0.00     0.00     20.00
S    18(a) premium                                                           0.00     0.00     0.00    10.00      0.00
T    18(b) sum                                                               0.00     0.00     0.00    10.00      0.00
U    17(b) (second sentence)                                                 0.00     0.00     0.00     0.00      0.00
V    Premium applied during succeeding Quarter                               0.00     0.00     0.00    10.00      0.00
W    Premium Carryforwards (current Quarter)                                 0.00     0.00     0.00     0.00      0.00
X    Premium Carryforwards (succeeding Quarter)                              0.00     0.00     0.00     0.00      0.00
----------------------------------------------------------------------------------------------------------------------

                                   EXAMPLE 2


All Figures in US$ Millions Unless Otherwise Noted

       Assumptions
       LIBOR                            9%

                       DIFFERENTIAL GUARANTEE ELEMENT                       Qtr 1    Qtr 2    Qtr 3    Qtr 4     Qtr 5
----------------------------------------------------------------------------------------------------------------------
A    Quarterly Shortfall                                                    10.00    20.00     0.00     0.00     50.00
B    Quarterly Surplus                                                       0.00     0.00    75.00    10.00      0.00
C    Aggregate of Quarterly shortfalls for prior Quarters                    0.00    10.00    30.00    30.00     30.00
D    Aggregate of Quarterly Surpluses for prior Quarters                     0.00     0.00     0.00    75.00     85.00
E    Aggregate of 17(a) credits for prior Quarters                           0.00    10.00    30.00    30.00     30.00
F    Aggregate of 17(a) credits and Credit Interest for prior quarters       0.00    10.00    30.25    31.01     31.01
G    Aggregate of 18(a) premiums for prior quarters                          0.00     0.00     0.00    31.01     31.01
H    Credit Interest for Quarter                                             0.00      .25      .76     0.00      0.00
I    Aggregate Credit Interest                                               0.00      .25     1.01     1.01      1.01
J    Aggregate of Quarterly Shortfalls and Credit Interest                  10.00    30.25    31.01    31.01     81.01
K    Aggregate of Quarterly Surpluses for prior Quarters minus               0.00     0.00     0.00    43.99     53.99
     Aggregate of Quarterly Shortfalls and Credit Interest for
     prior Quarters
L    Aggregate of Quarterly Shortfalls and Credit Interest minus            10.00    30.25    31.01     0.00      0.00
     Aggregate of Quarterly Surpluses for prior Quarters
M    17(a) credit                                                           10.00    20.00     0.00     0.00      0.00
N    17(b) sum                                                              10.00    20.00     0.00     0.00      0.00
O    18(b) sum (second sentence)                                             0.00     0.00     0.00     0.00      0.00
P    Credit applied during succeeding Quarter                               10.00    20.00     0.00     0.00      0.00
Q    Credit Carryforwards (current Quarter)                                  0.00     0.00     0.00     0.00      0.00
R    Credit Carryforwards (succeeding Quarter)                               0.00     0.00     0.00     0.00      0.00
S    18(a) premium                                                           0.00     0.00    31.01     0.00      0.00
T    18(b) sum                                                               0.00     0.00    31.01    11.28      0.00
U    17(b) (second sentence)                                                 0.00     0.00     0.00     0.00      0.00
V    Premium applied during succeeding Quarter                               0.00     0.00    20.00    11.28      0.00
W    Premium Carryforwards (current Quarter)                                 0.00     0.00     0.00    11.28      0.00
X    Premium Carryforwards (succeeding Quarter)                              0.00     0.00    11.01     0.00      0.00
----------------------------------------------------------------------------------------------------------------------

                                   EXAMPLE 3

All Figures in US$ Millions Unless Otherwise Noted

       Assumptions
       LIBOR                            9%

                       DIFFERENTIAL GUARANTEE ELEMENT                       Qtr 1    Qtr 2    Qtr 3     Qtr 4     Qtr 5
-----------------------------------------------------------------------------------------------------------------------
A    Quarterly Shortfall                                                    25.00    65.00     0.00     40.00      0.00
B    Quarterly Surplus                                                       0.00     0.00    50.00      0.00     50.00
C    Aggregate of Quarterly shortfalls for prior Quarters                    0.00    25.00    90.00     90.00    130.00
D    Aggregate of Quarterly Surpluses for prior Quarters                     0.00     0.00     0.00     50.00     50.00
E    Aggregate of 17(a) credits for prior Quarters                           0.00    25.00    90.00     90.00    130.00
F    Aggregate of 17(a) credits and Credit Interest for prior quarters       0.00    25.00    90.63     92.89    133.96
G    Aggregate of 18(a) premiums for prior quarters                          0.00     0.00     0.00     50.00     50.00
H    Credit Interest for Quarter                                             0.00     0.63     2.27      1.07      2.10
I    Aggregate Credit Interest                                               0.00     0.63     2.89      3.96      6.06
J    Aggregate of Quarterly Shortfalls and Credit Interest                  25.00    90.63    92.89    133.96    136.06
K    Aggregate of Quarterly Surpluses for prior Quarters minus Aggregate     0.00     0.00     0.00      0.00      0.00
     of Quarterly Shortfalls and Credit Interest for prior Quarters
L    Aggregate of Quarterly Shortfalls and Credit Interest minus            25.00    90.63    92.89     83.96     86.06
     Aggregate of Quarterly Surpluses for prior Quarters
M    17(a) credit                                                           25.00    65.00     0.00     40.00      0.00
N    17(b) sum                                                              25.00    65.00     0.00     40.00      0.00
O    18(b) sum (second sentence)                                             0.00     0.00     0.00      0.00      0.00
P    Credit applied during succeeding Quarter                               25.00    30.00     0.00     30.00      0.00
Q    Credit Carryforwards (current Quarter)                                  0.00     0.00    35.88      0.00     10.25
R    Credit Carryforwards (succeeding Quarter)                               0.00    35.00     0.00     10.00      0.00
S    18(a) premium                                                           0.00     0.00     0.00      0.00     50.00
T    18(b) sum                                                               0.00     0.00    14.13      0.00     39.75
U    17(b) (second sentence)                                                 0.00     0.00     0.00      0.00      0.00
V    Premium applied during succeeding Quarter                               0.00     0.00    14.13      0.00     20.00
W    Premium Carryforwards (current Quarter)                                 0.00     0.00     0.00      0.00      0.00
X    Premium Carryforwards (succeeding Quarter)                              0.00     0.00     0.00      0.00     19.75
-----------------------------------------------------------------------------------------------------------------------

                                   EXAMPLE 4

All Figures in US$ Millions Unless Otherwise Noted

       Assumptions
       LIBOR                            9%

                       DIFFERENTIAL GUARANTEE ELEMENT                       Qtr 1    Qtr 2    Qtr 3    Qtr 4    Qtr 5
---------------------------------------------------------------------------------------------------------------------
A    Quarterly Shortfall                                                     0.00     0.00    25.00     0.00    50.00
B    Quarterly Surplus                                                      20.00    40.00     0.00    10.00     0.00
C    Aggregate of Quarterly shortfalls for prior Quarters                    0.00     0.00     0.00    25.00    25.00
D    Aggregate of Quarterly Surpluses for prior Quarters                     0.00    20.00    60.00    60.00    70.00
E    Aggregate of 17(a) credits for prior Quarters                           0.00     0.00     0.00     0.00     0.00
F    Aggregate of 17(a) credits and Credit Interest for prior quarters       0.00     0.00     0.00     0.00     0.00
G    Aggregate of 18(a) premiums for prior quarters                          0.00     0.00     0.00     0.00     0.00
H    Credit Interest for Quarter                                             0.00     0.00     0.00     0.00     0.00
I    Aggregate Credit Interest                                               0.00     0.00     0.00     0.00     0.00
J    Aggregate of Quarterly Shortfalls and Credit Interest                   0.00     0.00    25.00    25.00    75.00
K    Aggregate of Quarterly Surpluses for prior Quarters minus Aggregate     0.00    20.00    60.00    35.00    45.00
     of Quarterly Shortfalls and Credit Interest for prior Quarters
L    Aggregate of Quarterly Shortfalls and Credit Interest minus             0.00     0.00     0.00     0.00     0.00
     Aggregate of Quarterly Surpluses for prior Quarters
M    17(a) credit                                                            0.00     0.00     0.00     0.00     5.00
N    17(b) sum                                                               0.00     0.00     0.00     0.00     5.00
O    18(b) sum (second sentence)                                             0.00     0.00     0.00     0.00     0.00
P    Credit applied during succeeding Quarter                                0.00     0.00     0.00     0.00     5.00
Q    Credit Carryforwards (current Quarter)                                  0.00     0.00     0.00     0.00     0.00
R    Credit Carryforwards (succeeding Quarter)                               0.00     0.00     0.00     0.00     0.00
S    18(a) premium                                                           0.00     0.00     0.00     0.00     0.00
T    18(b) sum                                                               0.00     0.00     0.00     0.00     0.00
U    17(b) (second sentence)                                                 0.00     0.00     0.00     0.00     0.00
V    Premium applied during succeeding Quarter                               0.00     0.00     0.00     0.00     0.00
W    Premium Carryforwards (current Quarter)                                 0.00     0.00     0.00     0.00     0.00
X    Premium Carryforwards (succeeding Quarter)                              0.00     0.00     0.00     0.00     0.00
---------------------------------------------------------------------------------------------------------------------

                                   EXAMPLE 5

All Figures in US$ Millions Unless Otherwise Noted

       Assumptions
       LIBOR                            9%

                       DIFFERENTIAL GUARANTEE ELEMENT                       Qtr 1    Qtr 2     Qtr 3     Qtr 4     Qtr 5
------------------------------------------------------------------------------------------------------------------------
A    Quarterly Shortfall                                                     0.00    65.00      0.00    100.00      0.00
B    Quarterly Surplus                                                      30.00     0.00    150.00      0.00    100.00
C    Aggregate of Quarterly shortfalls for prior Quarters                    0.00     0.00     65.00     65.00    165.00
D    Aggregate of Quarterly Surpluses for prior Quarters                     0.00    30.00     30.00    180.00    180.00
E    Aggregate of 17(a) credits for prior Quarters                           0.00     0.00     35.00     35.00     35.00
F    Aggregate of 17(a) credits and Credit Interest for prior quarters       0.00     0.00     35.00     35.88     35.88
G    Aggregate of 18(a) premiums for prior quarters                          0.00     0.00      0.00     35.88     35.88
H    Credit Interest for Quarter                                             0.00     0.00      0.88      0.00      0.00
I    Aggregate Credit Interest                                               0.00     0.00      0.88      0.88      0.88
J    Aggregate of Quarterly Shortfalls and Credit Interest                   0.00    65.00     65.88    165.88    165.88
K    Aggregate of Quarterly Surpluses for prior Quarters minus Aggregate     0.00    30.00      0.00    114.13     14.13
     of Quarterly Shortfalls and Credit Interest for prior Quarters
L    Aggregate of Quarterly Shortfalls and Credit Interest minus             0.00    35.00     35.88      0.00      0.00
     Aggregate of Quarterly Surpluses for prior Quarters
M    17(a) credit                                                            0.00    35.00      0.00      0.00      0.00
N    17(b) sum                                                               0.00    35.00      0.00      0.00      0.00
O    18(b) sum (second sentence)                                             0.00     0.00      0.00      0.00      0.00
P    Credit applied during succeeding Quarter                                0.00    30.00      0.00      0.00      0.00
Q    Credit Carryforwards (current Quarter)                                  0.00     0.00      5.13      0.00      0.00
R    Credit Carryforwards (succeeding Quarter)                               0.00     5.00      0.00      0.00      0.00
S    18(a) premium                                                           0.00     0.00     35.88      0.00      0.00
T    18(b) sum                                                               0.00     0.00     30.75      0.00      0.00
U    17(b) (second sentence)                                                 0.00     0.00      0.00     11.02      0.00
V    Premium applied during succeeding Quarter                               0.00     0.00     20.00     11.02      0.00
W    Premium Carryforwards (current Quarter)                                 0.00     0.00      0.00     11.02      0.00
X    Premium Carryforwards (succeeding Quarter)                              0.00     0.00     10.75      0.00      0.00
------------------------------------------------------------------------------------------------------------------------